Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

FB FINANCIAL CORPORATION,

FIRSTBANK,

CLAYTON HC, INC.,

CLAYTON BANK AND TRUST

AMERICAN CITY BANK

AND

JAMES L. CLAYTON

DATED AS OF FEBRUARY 8, 2017

i

Section 12.07	Severability	76

Section 12.08	Enforcement of the Agreement	76

Section 12.09	Interpretation	76

Section 12.10	Assignment	76

Section 12.11	Counterparts	77

v

LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Merger Agreement

B	Form of Release

C	Form of Subordinated Note

D	Form of Amended and Restated Shareholder’s Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is dated as of February 8, 2017 (this “Agreement”), by and among FB Financial Corporation, a Tennessee corporation (“Buyer”), FirstBank, a Tennessee state banking corporation and a wholly-owned subsidiary of Buyer (“Buyer Bank”), Clayton HC, Inc., a Tennessee corporation (“Seller”), Clayton Bank and Trust, a Tennessee state bank and wholly-owned subsidiary of Seller (“CBT”), American City Bank, a Tennessee state bank and wholly-owned subsidiary of Seller (“ACB”), and James L. Clayton, a significant shareholder of Seller (“Clayton”). Each of CBT and ACB are referred to herein as a “Seller Bank” and, together, as the “Seller Banks.” Each of Seller, CBT and ACB are referred to herein as a “Seller Entity” and, together, as the “Seller Entities.”

W I T N E S S E T H

WHEREAS, Seller owns (1) all the issued and outstanding shares (the “CBT Shares”) of common stock, $25.00 par value per share, of CBT (the “CBT Common Stock”), and (2) all of the issued and outstanding shares (the “ACB Shares”, and, together with CBT Shares, the “Bank Shares”) of common stock, $362.092 par value per share, of ACB (the “ACB Common Stock”, and, together with CBT Common Stock, the “Bank Common Stock”);

WHEREAS, Seller wishes to sell to Buyer Bank, and Buyer Bank wishes to purchase from Seller, the Bank Shares, subject to the terms and conditions set forth herein (the “Stock Purchase”);

WHEREAS, Clayton and the Clayton Bancorp, Inc. Employee Stock Ownership Plan (the “Seller ESOP” and together with Clayton, the “Shareholders”, and each a “Shareholder”) own all of the issued and outstanding shares of capital stock or other equity ownership interests of the Seller;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and

WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in ARTICLE X hereof.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

Section 1.01 Purchase and Sale of the Bank Shares. On and subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall sell, and Buyer Bank shall purchase, all of Seller’s right, title, and interest in and to the Bank Shares. Seller shall transfer and convey, and Buyer Bank shall purchase, the Bank Shares free and clear of any and all Liens.

Section 1.02 Buyer Payments. Seller shall receive the following consideration from Buyer and Buyer Bank as consideration for the Bank Shares:

(a) 5,860,000 shares of Buyer’s common stock (the “Stock Consideration”), $1.00 par value per share (the “Buyer Common Stock”).

(b) Sixty Million Dollars ($60,000,000) in aggregate principal amount of Buyer Bank’s 5.5% Fixed-to-Floating Rate Subordinated Note due 2027 (the “Debt Consideration”, and together with the Stock Consideration, the “Buyer Consideration”), in the form attached hereto as Exhibit C.

Section 1.03 Pre-Closing Return of Capital. Seller shall receive the following return of capital from the Seller Banks at or prior to the Closing:

(a) Cash Dividend. Special cash dividend of Seventy-Nine Million Dollars Five Hundred Thousand Dollars ($79,500,000) (the “Special Cash Dividend”) from the Seller Banks to the Seller paid as set forth and in accordance with Section 5.24(c). If the Seller Banks are unable to make the entire Special Cash Dividend to the Seller (following the distributions contemplated by Sections 5.24(a)-(b)) solely (i) as a result of the failure of the Seller Banks to obtain Regulatory Approval to exceed statutory maximum dividend payment amounts with respect to the Special Cash Dividend or (ii) because such Special Cash Dividend would be prohibited under the liquidity policies of the Seller Banks as of the date hereof (true and correct copies of which have been provided to the Buyer and the Buyer Bank), the Buyer Bank, or the Governmental Authorities with respect to maintaining a deposit account in the Seller Banks or the Buyer Bank in such amount on behalf of the Seller when paid or after the Closing (such restrictions in clauses (i) and (ii), the “Special Cash Dividend Restrictions”), then the Seller Banks shall distribute to Seller the maximum amount of cash permitted to be distributed to Seller under the Special Cash Dividend Restrictions (the “Permissible Cash Dividend Amount”) and Buyer or Buyer Bank shall pay to Seller an amount at Closing equal to the amount of the Special Cash Dividend less the Permissible Cash Dividend Amount (the “Special Cash Dividend Make-Whole Payment”).

(b) Asset Dividend. Special asset dividend from the Seller Banks to Seller as set forth and in accordance with Section 5.24(b).

Section 1.04 Additional Actions. If, at any time after the Effective Time, Buyer Bank shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, each Seller Entity, its respective Subsidiaries and its respective officers and directors shall be deemed to have granted to Buyer and Buyer Bank, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer and Buyer Bank, as applicable, are authorized in the name of each Seller Entity and its respective Subsidiaries or otherwise to take any and all such action.

Section 1.05 Bank Merger. Immediately following the Effective Time or as promptly as practicable thereafter, Seller Banks will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Bank Merger (Buyer Bank, as the surviving entity in the Bank Merger, sometimes being referred to herein as the “Surviving Entity”), substantially in the form attached hereto as Exhibit A (the “Bank Merger”).

Section 1.06 Reservation of Right to Revise Structure. Buyer Bank may at any time and without the approval of any Seller Entity change the method of effecting the Bank Merger contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the Buyer Consideration or (ii) reasonably be expected to materially impede or delay consummation of the Stock Purchase. In the event that Buyer Bank elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE II

PROCEDURE FOR CLOSING

Section 2.01 Time and Place of Closing. The consummation of the Stock Purchase contemplated by this Agreement (the “Closing”) shall be held at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309 as soon as possible, but in no event later than three (3) Business Days after satisfaction or waiver of the conditions set forth in ARTICLE VI to the extent such conditions are capable of being satisfied at or prior to the Closing, commencing at 10:00 A.M., local time, or at such other time and place as the parties hereto may agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”). The Closing shall be effective as of 12:01 AM local time in Nashville, Tennessee, on the Closing Date (the “Effective Time”).

Section 2.02 Transactions at Closing. At Closing, each of the following shall be delivered:

(a) Seller shall deliver, or shall cause to be delivered, to Buyer Bank, (i) free and clear of any Liens, certificate(s) representing all of the issued and outstanding Bank Shares, duly endorsed (or accompanied by duly executed stock powers) for transfers to Buyer Bank, and (ii) the items set forth in Section 6.03 that are required to be delivered at Closing. The documents and certificates to be delivered hereunder by or on behalf of each Seller Entity on the Closing Date shall be in form and substance reasonably satisfactory to Buyer Bank and its counsel.

(b) Buyer and Buyer Bank shall deliver, or shall cause to be delivered, to Seller (i) the Stock Consideration from the Buyer, (ii) the Debt Consideration from the Buyer Bank, (iii) the Special Cash Dividend Make-Whole Payment, if any, and (iv) the items set forth in Section 6.02 that are required to be delivered at Closing. The documents and certificates to be delivered hereunder by or on behalf of Buyer and Buyer Bank on the Closing Date shall be in form and substance reasonably satisfactory to Seller and its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER ENTITIES

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Seller Entities have delivered to Buyer and Buyer Bank a schedule (the “Seller Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE III or to one or more of its covenants contained in ARTICLE V; provided, however, that nothing in the Seller Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in the Seller Disclosure Schedule, Seller Entities hereby represent and warrant, jointly and severally, to Buyer and Buyer Bank that the statements contained in this ARTICLE III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date.

Section 3.02 Organization, Standing and Authority.

(a) Seller is a Tennessee corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Seller is duly licensed or qualified to do business as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Seller.

(b) Each Seller Bank is a Tennessee state-chartered bank duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Each Seller Bank is duly licensed or qualified to do business in Tennessee and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on such Seller Bank. Each Seller Bank is a member of the Federal Home Loan Bank of Cincinnati.

Section 3.03 Capital Stock.

(a) The authorized capital stock of CBT consists solely of 200,000 shares of CBT Common Stock, of which, as of the date of this Agreement (the “Seller Capitalization Date”), 153,600 shares were issued and outstanding. The authorized capital stock of ACB consists solely of 105,000 shares of ACB Common Stock, of which, as of the Seller Capitalization Date, 1,000 shares were issued and outstanding. The authorized capital stock of Seller consists solely of 50,000,000 shares of Seller’s common stock, $2.50 par value per share (the “Seller Common

Stock”), of which, as of the Seller Capitalization Date, 24,635,070 shares were issued and outstanding, 24,216,527.23 of which were held by Clayton and 418,542.77 of which were held by the Seller ESOP. As of the Seller Capitalization Date, no shares of Bank Common Stock were reserved for issuance. All of the issued and outstanding shares of Seller Common Stock and Bank Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of nor are they subject to preemptive rights of any Seller Entity shareholder. All shares of Seller Common Stock and Bank Common Stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Seller Banks having the right to vote on any matters on which its shareholder may vote are issued or outstanding. Except as set forth in Seller Disclosure Schedule 3.03(b)(i), as of the date of this Agreement, no Seller Entity has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Bank Common Stock or any other equity securities of either Seller Bank or any securities representing the right to purchase or otherwise receive any shares of Bank Common Stock or other equity securities of either Seller Bank. As of the date of this Agreement, there are no contractual obligations of Seller or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Seller Banks or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller Banks or (ii) pursuant to which either Seller Bank is or could be required to register shares of such Seller Bank’s capital stock or other securities under the Securities Act. Other than as set forth on Seller Disclosure Schedule 3.03(b)(i), no options or other equity-based awards for Bank Common Stock are outstanding as of the Seller Capitalization Date. Except as set forth on Seller Disclosure Schedule 3.03(b)(ii), since December 31, 2014 through the date hereof, Seller Banks have not issued or repurchased any shares of Bank Common Stock, or other equity securities of Seller Banks.

(c) Seller Disclosure Schedule 3.03(c) sets forth each Seller Bank’s capital stock, equity interest or other direct or indirect ownership interest in any person, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such person.

(d) No Seller Entity has issued or awarded any options, warrants, restricted shares or other equity based awards with respect to shares of Bank Common Stock.

(e) The Bank Shares represent all of the issued and outstanding shares of capital stock or other equity ownership interests of Seller Banks.

(f) All of the outstanding shares of capital stock of Seller Banks are owned by Seller free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Seller Banks’ voting rights, charges or other encumbrances of any nature whatsoever. All of the outstanding shares of capital stock of Seller are owned by the Shareholders free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Seller’s voting rights, charges or other encumbrances of any nature whatsoever. No Seller Bank has any trust preferred securities or other similar securities outstanding.

Section 3.04 Subsidiaries.

(a) Seller Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all Subsidiaries of Seller, including the jurisdiction of organization and all jurisdictions that such entity is qualified to do business. Except as set forth in Seller Disclosure Schedule 3.04(a), (i) Seller owns, directly or indirectly, all of the issued and outstanding equity securities of each Seller Subsidiary, (ii) no equity securities of any of Seller’s Subsidiaries are or may become required to be issued (other than to Seller) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Seller or a wholly-owned Subsidiary of Seller), (iv) there are no contracts, commitments, understandings or arrangements relating to Seller’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Seller, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Seller or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b) Seller Banks have no Subsidiaries.

(c) In the case of Seller, except for its ownership of Seller Banks, it does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than as collateral for any Loan, and neither Seller nor any of Seller’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, except as set forth in Seller Disclosure Schedule 3.04(c).

(d) Each of Seller’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified has not had, and is not reasonably expected to have, a Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth in Seller Disclosure Schedule 3.04(a).

Section 3.05 Corporate Power; Minute Books.

(a) Each Seller Entity has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each Seller Entity has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite Seller Shareholder Approval.

(b) Seller has made available to Buyer Bank a complete and correct copy of its Charter and Bylaws or equivalent organizational documents, each as amended to date, of each Seller Entity, the minute books of each Seller Entity, and the stock ledgers and stock transfer books of each Seller Bank. No Seller Entity is in violation of any of the terms of its Charter, Bylaws or equivalent organizational documents. The minute books of each Seller Entity contain records of all meetings held by, and all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of each Seller Bank contain complete and accurate records of the ownership of the equity securities of each Seller Bank.

Section 3.06 Corporate Authority. Subject only to the receipt of the Requisite Seller Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each Seller Entity and each Seller Entity’s respective boards of directors on or prior to the date hereof. Seller, as the sole shareholder of Seller Banks, has approved this Agreement, the Plan of Bank Merger and the Bank Merger. The Seller Board has determined that the transactions contemplated by this Agreement are advisable and in the best interests of Seller and the Shareholders, has directed that this agreement and the transactions contemplated hereby be submitted to the Shareholders for consideration, and has determined that it will recommend that the Shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the Shareholders required under Tennessee law, no other corporate proceedings on the part of any Seller Entity are required by Law, the Charter of or the Bylaws of any Seller Entity or otherwise to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller Entity and (assuming due authorization, execution and delivery by Buyer and Buyer Bank) constitutes the valid and legally binding obligation of Seller Entities, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Seller Entities in connection with the execution, delivery or performance by Seller Entities of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Tennessee Department of Financial Institutions, the filing of the Articles of Bank Merger with the Tennessee Department of Financial Institutions and the Tennessee Secretary of State, and the filing with the SEC of the Proxy Statement. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite Seller Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Stock Purchase and the Bank Merger) by Seller Entities do not and will not (i) constitute a breach or violation of, or a default under, the Charter, Bylaws or similar governing documents of Seller Entities or any of their respective Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any Seller Entity or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of any Seller Entity or any of its Subsidiaries or to which any Seller Entity, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation.

(b) As of the date hereof, each Seller Entity has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.08 Financial Statements; Internal Controls.

(a) Seller has previously delivered or made available to Buyer Bank copies of Seller’s consolidated (i) audited financial statements (including the related notes and schedules thereto) for the years ended December 31, 2015, 2014 and 2013, accompanied by the unqualified audit reports of Rodefer Moss & Co, PLLC, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited financial statements for the twelve months ended December 31 2016 (the “Unaudited Financial Statements;” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Seller and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than Seller and its Subsidiaries are required by GAAP to be included in the financial statements of Seller. The audits of Seller and its Subsidiaries have been conducted in accordance with GAAP. Since December 31, 2016, neither Seller nor any its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its balance sheet except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in Seller Banks’ Ordinary Course of Business since December 31, 2016. True, correct and complete copies of the Financial Statements are set forth in Seller Disclosure Schedule 3.08(a).

(b) The books, records, systems, controls, data and information of Seller Banks are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller, Seller Banks or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal account controls described in the following sentence. Seller Entities have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Seller Entities have disclosed based on its most recent evaluations, to its outside auditors and the audit committee of their respective board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Seller Entities’ ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller Entities’ internal control over financial reporting.

(c) The Seller or any of its Subsidiaries (including the Seller Banks) do not have any liability that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Seller Bank, of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Financial Statements (including any notes thereto), (ii) liabilities incurred in the Ordinary Course of Business since December 31, 2016; or (iii) liabilities incurred since December 31, 2015 in connection with this Agreement and the transactions contemplated hereby.

(d) Since January 1, 2011, (i) to the knowledge of Seller Entities, through the date hereof, no Seller Entitiy or any director, officer, auditor, accountant or representative of Seller Entity has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the any Seller Entity or its internal accounting controls, including any material complaint, allegation, assertion or claim that a Seller Entity has engaged in questionable accounting or auditing practices, and (ii) no attorney(s) representing the Seller Entities, whether or not employed by the Seller Entities, have reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by a Seller Entity or any of its respective officers, directors or agents to the Board of Directors of a Seller Entity or any committee thereof or to any director or officer of a Seller Entity.

Section 3.09 Regulatory Reports. Since January 1, 2011, each Seller Entity has duly and timely filed (including all applicable extensions) with the FRB, the FDIC, and any other applicable Governmental Authority, in correct form, the material reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as set forth in Seller Disclosure Schedule 3.09, other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of Seller Entities, no Governmental Authority has notified any Seller Entity that it has initiated or has pending any proceeding or enforcement action or, to Seller Entities’ Knowledge, threatened an investigation into the business, disclosures or operations of any Seller Entity since January 1, 2011. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of any Seller Entity. Except as set forth in Seller Disclosure Schedule 3.09, (a) no Governmental Authority has resolved any proceeding, enforcement action or, to the knowledge of Seller Entities, investigation into the business, disclosures or operations of any Seller Entity, and (b) there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of any Seller Entity since January 1, 2011.

Section 3.10 Absence of Certain Changes or Events. Except as set forth in Seller Disclosure Schedule 3.10, or as otherwise expressly contemplated by this Agreement, since December 31, 2015, there has not been (a) any event, change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of any Seller Entity or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to any Seller Bank, and to Seller Entities’ Knowledge, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to any Seller Bank in the future; (b) any change by a Seller Entity in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by such Seller Entity’s independent accountants; (c) any entry by a Seller Bank into any contract or commitment of (i) more than $100,000 or (ii) $50,000 per annum with a term of more than one year, other than purchases or sales of Investment Securities, and loans and loan commitments, all in the Ordinary Course of Business; (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of a Seller Bank or any redemption, purchase or other acquisition of any of its securities, other than in the Ordinary Course of Business; (e) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any current, former or retired directors, officers or employees of a Seller Bank (other than normal salary adjustments to employees made in the Ordinary Course of Business), or the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards, deferred stock unit awards or any other stock-based award, any grant of severance or termination pay (other than individual severance or termination payments of less than $20,000 each that have been paid by a Seller Entity as of the date hereof), or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of current, former or retired directors, officers or employees of a Seller Bank; (f) any material election or material changes in existing elections made by a Seller Entity for federal or state Tax purposes; (g) any material change in the credit policies or procedures of a Seller Bank, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (h) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; (i) any strike, work stoppage, slow-down or other labor disturbance; (j) any hiring, termination, promotion or demotion of any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the Ordinary Course of Business) or (k) any lease of real or personal property entered into, other than in connection with foreclosed property or in the Ordinary Course of Business.

Section 3.11 Legal Proceedings.

(a) Other than as set forth in Seller Disclosure Schedule 3.11(a), there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification,

claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Seller Entities’ Knowledge, threatened against any Seller Bank or to which any Seller Bank is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) Other than as set forth on Seller Disclosure Schedule 3.11(b), there is no injunction, order, judgment or decree imposed upon any Seller Bank, or the assets of any Seller Bank, and no Seller Entity has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Each Seller Entity is, and have been since January 1, 2011, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. No Seller Entity has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b) Seller Entities have all permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller Entities’ Knowledge, no suspension or cancellation of any of them is threatened. Other than as required by (and in conformity with) Law, no Seller Entity acts as a fiduciary for any person, or administer any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor

(c) No Seller Entity has received, since January 1, 2011, written or, to Seller Entities’ Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

(d) Seller Disclosure Schedule 3.12(d) sets forth, as of the date hereof, a schedule of all executive officers and directors of Seller Entities or entities controlled by executive officers and directors of Seller Entities, who have outstanding loans from Seller Banks, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

Section 3.13 Seller Material Contracts; Defaults.

(a) Except as set forth in Seller Disclosure Schedule 3.13(a), neither Seller Bank is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements; (ii) which would entitle any present or former director, officer, employee, consultant or agent of any Seller Entity to indemnification from any Seller Bank; (iii) which, upon the execution or delivery of this Agreement, Shareholders’ adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from a Seller Bank, Surviving Entity, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider thereof; (iv) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of any Seller Bank; (vi) related to the borrowing by any Seller Bank of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (vii) which provides for payments to be made by any Seller Bank upon a change in control thereof; (viii) relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (ix) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties or which limits payments of dividends; (x) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $100,000 in the aggregate; (xi) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business of any Seller Bank; (xii) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (xiii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by a Seller Bank or any of its respective Affiliates or upon consummation of the Stock Purchase will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of any Seller Bank (or, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; (xiv) pursuant to which any Seller Bank may become obligated to invest in or contribute capital to any entity; (xv) related to any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of the Requisite Seller Shareholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement; (xvi) with or to a labor union or guild (including any collective bargaining agreement); or (xvii) that is a contract material to the business of a Seller Bank to be performed after the date of this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), is set forth in Seller Disclosure Schedule 3.13(a), and is referred to herein as a “Seller Material Contract.” Seller has previously made available to Buyer Bank true, complete and correct copies of each such Seller Material Contract, including any and all amendments and modifications thereto.

(b) (i) Each Seller Material Contract is valid and binding on Seller Banks and on Seller or any of its Subsidiaries to the extent Seller or any of its Subsidiaries is a party thereto, as applicable, and to the Knowledge of Seller Entities, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had, a Material Adverse Effect; (ii) each Seller Bank has in all material respects performed all obligations required to be performed by it under each Seller Material Contract, and (iii) no Seller Bank is in default under any Seller Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect. No power of attorney or similar authorization given directly or indirectly by any Seller Bank is currently outstanding.

(c) Seller Disclosure Schedule 3.13(c) sets forth a true and complete list of all Seller Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by Seller Entities of this Agreement and the consummation of the Stock Purchase, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.14 Agreements with Regulatory Agencies. Except as set forth in Seller Disclosure Schedule 3.14, no Seller Entity nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in Seller Disclosure Schedule 3.14, a “Seller Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of a Seller Bank’s business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, compliance policies, internal controls, management, business or operations, nor has any Seller Entity or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting (or is considering the appropriateness of issuing or requesting) any Seller Regulatory Agreement. To Seller Entities’ Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to any Seller Entity or any of its Subsidiaries.

Section 3.15 Brokers. Neither Seller Entity nor any of its officers, or directors has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Seller has engaged, and Seller will pay all fees or commissions owed to Olsen Palmer, LLC (“Seller Financial Advisor”) in connection with the transactions contemplated hereby and in accordance with the terms of the letter agreement, as amended, between Seller Financial Advisor and Seller, a true, complete and correct copy of which has been previously delivered by Seller to Buyer Bank.

Section 3.16 Employee Benefit Plans.

(a) Seller Disclosure Schedule 3.16(a) sets forth a list of each Employee Benefit Plan currently or previously adopted, maintained, sponsored in whole or in part, or contributed to by any of the Seller Entities or their Subsidiaries or under which any of the Seller Entities have any obligation or liability contingent or otherwise (the “Seller Benefit Plans”). Neither the Seller Entities nor any of their Subsidiaries nor their ERISA Affiliates have any stated plan, intention or commitment to establish any new Employee Benefit Plan or has made any specific commitment to modify any Seller Benefit Plan (except to the extent required by Law).

(b) Seller Entities have made available to Buyer Bank true and complete copies of all Seller Benefit Plans including, but not limited to, (i) all trust instruments and other funding arrangements, including insurance contracts, forming a part of any Seller Benefit Plans and all amendments thereto, (ii) summary plan descriptions and summary of material modifications, (iii) IRS Form 5500 (for the three (3) most recently completed plan years), (iv) the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and including any correspondence from any regulatory agency and (v) non-discrimination testing data and results under Code Sections 105(h), 125, 129, 401(k) or 401(m), as applicable. In addition, with respect to the Seller Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and required participant annual notices,) have been made available to Buyer Bank.

(c) All Seller Benefit Plans are in material compliance in form and operation with all applicable Laws, including ERISA and the Code in all respects. All Seller Benefit Plans have been administered in accordance with their terms in all respects. Each Seller Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Seller 401(a) Plan”), has received a favorable determination letter from the IRS, or is maintained under a prototype or volume submitter document and is entitled to rely on a favorable opinion or advisory letter from the IRS, and neither Seller nor either Seller Bank is aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion, or advisory letter or the loss of the qualification of such Seller 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would reasonably be expected to result in the Seller 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. No Seller 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures.

(d) There is no pending or, to Seller Entities’ Knowledge, threatened litigation or regulatory action relating to the Seller Benefit Plans (other than routine claims for benefits). There are no audits, investigations, inquiries or proceedings pending or, to Seller Entities’ Knowledge, threatened by the IRS or the U.S. Department of Labor with respect to any Seller Benefit Plan.

(e) None of the Seller Entities have engaged in a transaction with respect to any Seller Benefit Plan, including a Seller 401(a) Plan that could reasonably be expected to subject Seller or any of its Subsidiaries, including the Seller Banks, to a material tax or material penalty under any Law including, but not limited to, Sections 4980H or 4975 of the Code or Section 502(i) of ERISA.

(f) No liability under Title IV of ERISA or Code Section 412 has been or is expected to be incurred by any Seller Entity or any ERISA Affiliate. No Seller Entity or any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. No Seller Entity, or any ERISA Affiliate has sponsored, maintained, contributed to (or been obligated to contribute to) (i) a “defined benefit plan” (as defined in ERISA Section 3(35), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064) at any time. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any Seller Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(g) All contributions required to be made with respect to all Seller Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Seller or Seller Banks.

(h) Except as set forth in Seller Disclosure Schedule 3.16(h), no Seller Benefit Plan provides and the Seller Entities have not proposed or promised any arrangement that provides for any liability to provide life insurance, medical or other employee welfare benefits to any Seller Bank Employee, or any of their affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law.

(i) Except as set forth in Seller Disclosure Schedule 3.16(i) or otherwise provided for in this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will (i) entitle any Seller Bank Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Seller Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Seller Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (v) limit or restrict the right of Seller or either Seller Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Seller Benefit Plans.

(j) Each Seller Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code. No payment or award that has been made to any participant under a Seller Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither Seller or either Seller Bank nor any of their Subsidiaries (i) has agreed to reimburse or indemnify any participant in a Seller Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (ii) has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(k) Seller Disclosure Schedule 3.16(k) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as change-in-control payments based, in part, upon incentive payments earned in 2016 but payable in January 2017), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of either Seller Bank or any of their Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Seller Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(l) All individuals participating in (or eligible to participate in) the Seller Benefit Plans are common law employees of the Seller or Seller Banks or their ERISA Affiliates.

Section 3.17 Labor Matters. No Seller Bank is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Seller Entities’ Knowledge threatened, asserting that any Seller Bank has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel any Seller Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Seller Entities’ Knowledge, threatened, nor is any Seller Entity aware of any activity involving Seller Bank Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Seller Entities have correctly classified all individuals who directly or indirectly perform services for Seller Banks for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor.

Section 3.18 Environmental Matters.

(a) To Seller Entities’ Knowledge, there has been no release of Hazardous Substances at, on, or under any Seller Bank Property, real property currently owned, operated or leased by any Seller Bank (including buildings or other structures) or formerly owned, operated or leased by any Seller Bank or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against any Seller Bank.

(b) To Seller Entities’ Knowledge, no Seller Bank has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(c) To Seller Entities’ Knowledge, no Seller Bank has previously been nor is any of them now in violation of or noncompliant with applicable Environmental Law.

(d) To Seller Entities’ Knowledge, neither Seller Bank could be deemed the owner or operator of, nor to have participated in the management of, any Seller Bank Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e) With respect to any Seller Bank Property, no Seller Entity has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(f) No Seller Entity has received notice of any Lien or encumbrance having been imposed on any Seller Bank Property or any property owned, operated or leased by Seller Banks in connection with any liability or potential liability arising from or related to Environmental Law, and there is no action, proceeding, writ, injunction or claim pending or, to Seller Entities’ Knowledge, threatened which could result in the imposition or any such Lien or encumbrance on any Seller Bank Property or property owned, operated or leased by Seller Banks.

(g) No Seller Bank is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(h) There are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any Seller Bank, or any currently or, to Seller Entities’ Knowledge, formerly owned, operated or leased property, or any Seller Bank Property that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against any Seller Bank, or (ii) result in any restriction on the ownership, use, or transfer of any such property.

(i) Seller has delivered to Buyer Bank copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to Seller Entities and in their possession or reasonably available to them relating to environmental conditions at or on any real property (including buildings or other structures) currently owned, operated or leased by Seller Banks. Seller Disclosure Schedule 3.18(i) includes a list of the environmental reports and other information provided.

(j) There is no litigation pending or, to Seller Entities’ Knowledge, threatened against any Seller Bank, or affecting any property now owned or, to Seller Entities’ Knowledge, formerly owned, used or leased by Seller Banks or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(k) To the Seller Entities’ Knowledge, there are no underground storage tanks on, in or under any property currently owned, operated or leased by any Seller Bank, except as set forth in Seller Disclosure Schedule 3.18(k).

Section 3.19 Tax Matters.

(a) Each of Seller and its Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable Laws. All Taxes due and owing by Seller or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth in Seller Disclosure Schedule 3.19(a), neither Seller nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of Seller and its Subsidiaries no claim has ever been made by any Governmental Authority in a jurisdiction where Seller or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries is subject to any pending, ongoing, or threatened examination or audit with respect to Taxes by any Governmental Authority. There are no disputes pending, or claims asserted, for Taxes or assessments upon Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by any Seller Entity or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(b) Seller and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to the Knowledge of Seller or any of its Subsidiaries, pending with respect to Seller or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Seller nor any of its Subsidiaries has received in writing from any foreign, federal, state, or local taxing authority (including jurisdictions where Seller and or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Seller or any of its Subsidiaries.

(d) Seller has made delivered or made available to Buyer Bank true and complete copies of the United States federal, state, local, and foreign Tax Returns filed with respect to Seller and its Subsidiaries, as well as any examination reports and statements of deficiencies assessed against or agreed to by Seller or its Subsidiaries with respect to Taxes, for taxable periods under on or after December 31, 2012. Seller and its Subsidiaries have timely and properly taken such actions in response to and in compliance with notices that Seller or its Subsidiaries, as applicable, has received from Governmental Authorities in respect of information reporting and backup and nonresident withholding as are required by Law.

(e) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Other than a Tax allocation or sharing agreement between Seller and Seller Banks, neither Seller nor any Seller Bank is a party to or bound by any Tax allocation or sharing agreement. Neither Seller nor any Seller Bank (i) has been a member of a group filing a consolidated, unitary or combined income Tax Return (other than a group the common parent of which was Seller), and (ii) has no liability for the Taxes of any Person (other than Seller and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Seller and its Subsidiaries (i) do not exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements delivered to Buyer Bank (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Seller in filing its Tax Returns. Since December 31, 2015, neither Seller nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h) Neither Seller nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Within the past five years neither Seller nor any Subsidiary has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(j) For Federal and all applicable state income tax purposes, Seller (and any predecessor of Seller) has been a validly electing S Corporation within the meaning of Code Sections 1361 and 1362 at all times, and will be such an S Corporation up to and including the Closing Date.

(k) For Federal and all applicable state income tax purposes, each Seller Bank (and any predecessor of Bank) has been a validly electing Qualified Subchapter S Subsidiary within the meaning of Code Section 1361(b)(3)(B) at all times, and will be such a Qualified Subchapter S Subsidiary up to and including the Closing Date.

(l) Seller and its Subsidiaries have no potential liability for any Tax under Code Section 1374 or any comparable provision of state law. Neither Seller nor any Subsidiary has, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the transferee’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

Section 3.20 Investment Securities and Commodities.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on Seller Banks, each Seller Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of such Seller Bank. Such securities and commodities are valued on the books of Seller Banks in accordance with GAAP in all material respects.

(b) Each Seller Bank and its business employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that are prudent and reasonable in the context of such businesses. Before the date hereof, each Seller Bank has made available to Buyer Bank in writing the material Policies, Practices and Procedures.

(c) Seller Disclosure Schedule 3.20(c) sets forth as of December 31, 2016, the Investment Securities, as well as any purchases or sales of Investment Securities between December 31, 2016 to and including the date hereof, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any Investment Securities sold during such time period after December 31, 2016. Neither Seller Bank owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, Federal Home Loan Bank of Cincinnati, insurance company, mortgage or loan broker or any other financial institution.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by a Seller Bank or for the account of any of its customers were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and in accordance with applicable Laws and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by such Seller Bank, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of each Seller Bank enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Each Seller Bank has duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Seller Entities’ Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Each Derivative Transaction is listed in Disclosure Schedule Section 3.21(b), and the financial position of a Seller Bank under or with respect to each has been reflected in the books and records of such Seller Bank in accordance with GAAP, and no open exposure of Seller Banks with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in Disclosure Schedule Section 3.21(b).

(c) No Derivative Transaction, were it to be a Loan held by a Seller Bank, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.

Section 3.22 Regulatory Capitalization. Each Seller Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the Tennessee Department of Financial Institutions. Seller is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. There has not been any event or occurrence that would result in a determination that either Seller Bank is not both “well capitalized” and “well managed” as a matter of U.S. federal banking law.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Seller Disclosure Schedule 3.23(a) identifies any written loan, loan agreement, note or borrowing arrangement and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which any Seller Bank is a party (collectively, “Loans”), under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest as of December 31, 2016 and such list as of the date hereof.

(b) Seller Disclosure Schedule 3.23(b) sets forth of a list of, and identifies a summary of each Loan that, as of December 31, 2016, (i) was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Impaired,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Seller, Seller Banks or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) was on non-accrual status, (iii) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with its initial terms, (iv) where a specific reserve allocation exists in connection therewith, and (v) which is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15.

(c) Seller Disclosure Schedule 3.23(c) identifies each asset of a Seller Bank that as of December 31, 2016 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since December 31, 2016 and any sales of OREO between December 31, 2016 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d) Each Loan held in a Seller Bank’s loan portfolio (each a “Seller Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens that have been perfected, (iii) where required by applicable Law, has been based on an appraisal that has been provided to Seller Banks, and (iv) to Seller Entities’ Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) All currently outstanding Seller Loans (to the extent such loans were not originated by a Seller Bank, to Seller Banks’ Knowledge) were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and, to the extent originated by a Seller Bank, such Seller Bank’s lending policies at the time of origination of such Seller Loans, and the notes or other credit or security documents with respect to each such outstanding Seller Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the Seller Loans that are not reflected in the written records of either Seller Bank, as applicable. All such Seller Loans (and any related guarantees) are owned by Seller Banks free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Cincinnati). No claims of defense as to the enforcement of any Seller Loan have been asserted in writing against Seller Banks for which there is a reasonable possibility of an adverse determination, and no Seller Entity has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to any Seller Bank. Except as set forth in Seller Disclosure Schedule 3.23(e), no Seller Loans are presently serviced by third parties, and there is no obligation which could result in any Seller Loan becoming subject to any third party servicing.

(f) No Seller Entity is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates any Seller Entity to repurchase from any such Person any Loan or other asset of any Seller Bank, unless there is a material breach of a representation or covenant by any Seller Entity, and none of the agreements pursuant to which any Seller Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g) No Seller Entity is now nor has it ever been since January 1, 2011, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.24 Allowance for Loan and Lease Losses. Each Seller Bank’s allowance for loan and lease losses as reflected in each of (i) the latest balance sheet included in the Audited Financial Statements and (ii) in the balance sheet as of December 31, 2016 included in the Unaudited Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance with such Seller Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. Except as set forth on Seller Disclosure Schedule 3.25, neither Seller Bank has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26 Investment Management and Related Activities. Except as set forth in Seller Disclosure Schedule 3.26, no Seller Bank or any of its respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which any Seller Bank has purchased securities subject to an agreement to resell, if any, each Seller Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28 Deposit Insurance. The deposits of each Seller Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by Law, and each Seller Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Seller Entities’ Knowledge, threatened.

Section 3.29 Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as set forth in Seller Disclosure Schedule 3.29, neither Seller Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and no Seller Entity is aware of or has Knowledge that any facts or circumstances exist, which would cause a Seller Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 1020), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by such Seller Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of each Seller Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30 Transactions with Affiliates. Except as set forth in Seller Disclosure Schedule 3.30, there are no outstanding amounts payable to or receivable from, or advances by any Seller Bank, and neither Seller Bank is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of any Seller Entity or to any of their respective Affiliates or Associates or other Affiliate of Seller or any of its Subsidiaries, other than part of the normal and customary terms of such persons’ employment or service as a director with Seller or any of its Subsidiaries and other than deposits held by such Seller Bank in the Ordinary Course of Business. Except as set forth in Seller Disclosure Schedule 3.30, neither Seller Bank is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between any Seller Bank and any of its respective Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.31 Tangible Properties and Assets.

(a) Seller Disclosure Schedule 3.31(a) sets forth a true, correct and complete list of all real property owned by Seller Banks. Except as set forth in Seller Disclosure Schedule 3.31(a), each Seller Bank has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. Except as set forth on Seller Disclosure Schedule 3.31(a), there is no pending or, to Seller Entities’ Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that a

Seller Bank owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in Seller Disclosure Schedule 3.31(a), and complete copies of any title insurance policies and any surveys for such properties in the possession of the Seller Entities, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Buyer Bank.

(b) Seller Disclosure Schedule 3.31(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Seller Banks use or occupy or have the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and no Seller Entity has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by any Seller Bank of, or material default by any Seller Bank in, the performance of any covenant, agreement or condition contained in any Lease. To Seller Entities’ Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Seller Banks have paid all rents and other charges to the extent due under the Leases. True and complete copies of all leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in Seller Disclosure Schedule 3.31(b), have been furnished or made available to Buyer Bank.

(c) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in (i) material compliance with all applicable zoning laws and building codes; (ii) in good operating condition and in a state of good working order (normal wear and tear excepted) and (iii) sufficient for the operation of the business of Seller Banks except where such condition has not had, nor is reasonably likely to have, a Material Adverse Effect on Seller Banks. There are no pending or, to the Knowledge of Seller Entities threatened, condemnation proceedings against the any of the property mentioned above. To Seller Entities’ Knowledge, each Seller Bank is in material compliance with all applicable health and safety related requirements for all real property mentioned herein, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

Section 3.32 Intellectual Property. Seller Disclosure Schedule 3.32 sets forth a true, complete and correct list of all Bank Intellectual Property. Seller Banks own or have valid licenses to use all Bank Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates) and all license fees in connection with Bank Intellectual Property has been paid. The Bank Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Seller Banks as currently conducted. The Bank Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and no Seller Entity has received notice challenging the validity or enforceability of Bank Intellectual Property. No Seller Bank is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Seller Entities of their obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which a Seller Bank is a party and pursuant to which such Seller Bank is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software and no Seller Entity has received notice challenging Seller Banks’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Seller Banks to own or use any of Bank Intellectual Property.

Section 3.33 Insurance.

(a) Seller Disclosure Schedule 3.33(a) identifies all of the insurance policies, binders, or bonds currently maintained by Seller Banks (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Each Seller Bank is insured with reputable insurers against such risks and in such amounts as the management of Seller Entities reasonably have determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect and all premiums payable have been timely paid. Neither Seller nor any Seller Bank has received notice of cancellation of any of the Insurance Policies or is otherwise aware (i) of any claim for coverage pending as to which coverage has been questioned, denied or disputed, or (ii) that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Seller Bank is in default thereunder and all claims thereunder have been filed in due and timely fashion. No Seller Entity has received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such Insurance Policies.

(b) Seller Disclosure Schedule Section 3.33(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Seller Banks, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by the applicable Seller Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such Seller Bank’s BOLI. Neither Seller nor any Seller Bank has any outstanding borrowings secured in whole or part by its BOLI.

Section 3.34 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35 Seller Information. The information relating to Seller and its Subsidiaries that is provided by or on behalf of Seller for inclusion in the Proxy Statement, or for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the Stock Purchase, Bank Merger or other transactions contemplated herein, will not (with respect to the Proxy Statement, as of the date the

Proxy Statement is first mailed to Buyer’s shareholders and as of the date of the Buyer Meeting, and with respect to any application or other document filed or submitted to any Governmental Authority, as of the date filed or submitted, as applicable) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Seller and its Subsidiaries and other portions thereof within the reasonable control of Seller and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.36 Transaction Costs. Seller Disclosure Schedule 3.36 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Seller Entities that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Stock Purchase and the other transactions contemplated by this Agreement.

Section 3.37 Privacy of Customer Information. Each Seller Bank is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Buyer Bank pursuant to this agreement and the other transactions contemplated hereby. For purposes of this Section 3.37, “IIPI” shall include any information relating to an identified or identifiable natural person. Seller Entities do not have any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Seller Banks, the transfer of such IIPI to Buyer Bank, and the use of such IIPI by Buyer Bank as contemplated by this Agreement not to comply with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state or federal privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, each Seller Bank (i) maintains the security and confidentiality of customer records and information; (ii) protects against any anticipated threats or hazards to the security or integrity of such records; and (iii) protects against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

Section 3.38 Disaster Recovery and Business Continuity. Each Seller Bank has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect such Seller Bank’s customers, assets, or employees. To Seller Entities’ Knowledge, such program ensures that Seller Banks can recover its mission critical functions, and complying with the requirements of the Federal Financial Institutions Examination Council (“FFIEC”) and the FDIC.

Section 3.39 No Knowledge of Breach. No Seller Entity has any Knowledge of any facts or circumstances that would result in Buyer or Buyer Bank being in breach on the date of execution of this Agreement of any representations and warranties of Buyer or Buyer Bank set forth in ARTICLE IV.

Section 3.40 Investment Representations.

(a) The Stock Consideration to be issued to Seller pursuant to this Agreement will be acquired for Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any other applicable securities Laws or the terms of the Shareholders Agreement, and the Stock Consideration will not be disposed of in contravention of any such Laws or agreement.

(b) Seller and Clayton are able to bear the economic risk of the investment in the Buyer Common Stock to be received as Stock Consideration for an indefinite period of time, and Seller and Clayton understand that the Buyer Common Stock to be received as Stock Consideration are subject to the transfer restrictions contained herein and that no Buyer Common Stock that has been issued as Stock Consideration have been registered under the Securities Act or the securities laws of any other jurisdiction.

(c) Seller and Clayton each has had an opportunity to ask questions and receive answers concerning the terms and conditions regarding the issuance of the Stock Consideration and has had full access to such other information concerning the Buyer as Seller and Clayton has requested. Seller and Clayton each has reviewed, or has had an opportunity to review copies of, the Charter and Bylaws of the Buyer and the Shareholders Agreement.

(d) Each of Seller and Clayton (i) is an “Accredited Investor” as defined in Regulation D under the Securities Act, (ii) considers himself, herself or itself, either alone or with a representative, to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Buyer Common Stock and (iii) acknowledges and understands that an investment in the Buyer Common Stock involves substantial risks and each is able to bear the economic risk of an investment in the Buyer Common Stock pursuant to the terms hereof, including the complete loss of each’s investment in the Buyer Common Stock.

(e) Each share of Buyer Common Stock issued to the Seller as Stock Consideration will bear the following legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION WITH RESPECT TO ANY PROPOSED TRANSFER OR DISPOSITION OF SUCH SHARES SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL FOR THE ISSUER.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Buyer and Buyer Bank has delivered to Seller a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE IV; provided, however, that nothing in the Buyer Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in the Buyer Disclosure Schedule, Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Seller that the statements contained in this ARTICLE IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority.

(a) Buyer is a Tennessee corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True, complete and correct copies of the Charter and Bylaws of Buyer, each as amended, as in effect as of the date of this Agreement, have previously been made available to Seller. Buyer is duly licensed or qualified to do business in the State of Tennessee and each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

(b) Buyer Bank is a Tennessee state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Buyer Bank is duly licensed or qualified to do business in the State of Tennessee and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer Bank. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Cincinnati.

Section 4.03 Capital Stock. The authorized capital stock of Buyer consists of (a) 75,000,000 shares of Buyer Common Stock, of which, as of December 31, 2016, 24,107,660 shares were issued and outstanding and (b) 7,500,000 shares of preferred stock, no par value per share, of which, as of December 31, 2016 no shares were outstanding. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of Buyer’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

Section 4.04 Corporate Power. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

Section 4.05 Corporate Authority. Subject only to the receipt of the Requisite Buyer Shareholder Approval at the Buyer Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof. Buyer and Buyer Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Seller Entities, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Financial Statements.

(a) Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since September 15, 2016 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports.

(b) The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(c) Buyer (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of Buyer’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

Section 4.07 Regulatory Reports. Since January 1, 2011, Buyer and Buyer Bank have filed with the FDIC, the FRB, the Tennessee Department of Financial Institutions and any other applicable Governmental Authority, all material reports and other documents, that they were required to file under applicable Law (other than Buyer Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2011 which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. There is no material unresolved violation or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations by any such Governmental Authority of Buyer or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.08 Regulatory Approvals; No Defaults. Subject to the receipt of the Requisite Buyer Shareholder Approval, the Regulatory Approvals and any required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not, (i) constitute a breach or violation of, or a default under, the Charter or Bylaws of the Buyer and Buyer Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

Section 4.09 Buyer Information. As of the date of the Proxy Statement and the date of the Buyer Meeting to which such Proxy Statement relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement prepared pursuant to the Securities Act and the regulations thereunder, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that any information contained in any Buyer Report as of a later date shall be deemed to modify information as of an earlier date.

Section 4.10 Absence of Certain Changes or Events. Except as reflected or disclosed in Buyer’s Registration Statement on Form S-1 effective as of September 15, 2016 or in the Buyer Reports since September 15, 2016, as filed with the SEC, there has been no change or development with respect to Buyer and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer.

Section 4.11 Compliance with Laws. Buyer and each of its Subsidiaries is and since January 1, 2011 has been in compliance in all material respects with all applicable federal, state, and local Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, except where the failure to be in such compliance would not have a Material Adverse Effect with respect to Buyer.

Section 4.12 Brokers. No broker, investment banker, financial advisor or other Person, other than Stephens Inc., the fees and expenses of which will be paid by Buyer, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.13 Tax Matters.

(a) Buyer and each of its Subsidiaries have filed all material Tax Returns that they were required to file under applicable Laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Seller and its Subsidiaries shall not take or allow any action that would result in the termination of revocation for Federal and State of Tennessee income tax purposes of Seller’s status as a validly electing S Corporation within the meaning of Code Sections 1361 and 1362, or of each Seller Bank’s status as a validly electing Qualified Subchapter S Subsidiary within the meaning of Code Section 1361(b)(3)(B).

Section 4.14 Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.15 No Financing. Buyer and Buyer Bank have and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

Section 4.16 No Knowledge of Breach. Neither Buyer nor Buyer Bank has any Knowledge of any facts or circumstances that would result in any Seller Entity being in breach on the date of execution of this Agreement of any representations and warranties of Seller Entities set forth in ARTICLE III.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Seller Entities. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer Bank (which consent shall not be unreasonably withheld or delayed), each Seller Entity shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, each Seller Entity shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Seller Banks’ equity capital, operate only in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer Bank; which for purposes of requesting and giving consent under this Section 5.01, Seller Entities’ representatives shall be James L. Clayton and Buyer Bank’s representatives shall be Christopher T. Holmes and James R. Gordon; provided, however, that with respect to Section 5.01(q)(i), Section 5.01(r) and Section 5.01(s), if Buyer Bank shall not have disapproved of a Seller Entity’s request in writing within two (2) Business Days upon receipt of such written request from such Seller Entity, then such request shall be deemed to be approved by Buyer Bank. Each Seller Entity will use commercially reasonable efforts to (i) maintain and preserve its business organizations and assets intact, (ii) keep available to itself and Buyer Bank the present services of the current officers and employees of Seller Entities, (iii) preserve for itself and Buyer Bank the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in Seller Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (y) consented to in writing by Buyer Bank, the each Seller Entity shall not:

(a) Stock. (i) Except as set forth in Seller Disclosure Schedule 5.01(a), issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of the Seller Banks (“Bank Capital Stock”), any stock options, restricted shares or other equity-based awards with respect to shares of Bank Capital Stock, or enter into any agreement with respect to the foregoing, (ii) grant any individual, corporation or other entity any right acquire any shares of Bank Capital Stock; (iii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights; (iv) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of Bank Capital Stock, or any other securities convertible into or exchangeable for any additional shares of Bank Capital Stock, any Rights issued and outstanding prior to the Effective Time; or (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Seller Banks or any securities exchangeable for or convertible into the same or other Bank Capital Stock outstanding on the date hereof.

(b) Dividends; Other Distributions. Other than as expressly permitted by Section 5.24, make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of capital stock of either Seller Bank.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any current, former or retired director, officer or employee of any Seller Bank, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of Seller Banks other than as disclosed in Seller Disclosure Schedule 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to Buyer Bank and set forth in Seller Disclosure Schedule 5.01(c), and (iv) bonus payments in the Ordinary Course of Business and pursuant to plans in effect on the date hereof, provided that, such payments shall not exceed the aggregate amount set forth in Seller Disclosure Schedule 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring. Hire or terminate any person as an employee or independent contractors of Seller Banks, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business, or enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements,.

(e) Benefit Plans. (i) Enter into, establish, adopt, amend, modify or terminate (except (w) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer Bank, (x) to satisfy contractual obligations existing as of the date hereof and set forth in Seller Disclosure Schedule 5.01(e), (y) as previously disclosed to Buyer Bank and set forth in Seller Disclosure Schedule 5.01(e), or (z) as may be required pursuant to the terms of this Agreement) any Seller Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of any Seller Bank, (ii) take any action other than in the Ordinary Course of Business to fund or in any way secure the payment of compensation of benefits under any Seller Benefit Plan, (iii) increase contributions to the Seller ESOP above historic levels or (iv) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Seller Benefit Plan.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Seller Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any Seller Bank properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(g) Dispositions. Except as set forth on Seller Disclosure Schedule 5.01(g) or in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of Seller Banks’ rights, assets, deposits, business or properties or cancel, assign or release any indebtedness owed to any Seller Bank.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by Buyer Bank pursuant to any other applicable paragraph of this Section 5.01.

(i) Capital Expenditures. Make any capital expenditures in amounts exceeding $50,000 individually, or $100,000 in the aggregate.

(j) Governing Documents. Amend the Charter or Bylaws of any Seller Entity.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP.

(l) Contracts. Except as set forth in Seller Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any Seller Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Seller

Banks, or enter into any contract that would constitute a Seller Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations requested by Buyer Bank.

(m) Claims. Other than commencement or settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which any Seller Entity is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Seller Bank of an amount which exceeds $25,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of Seller Banks or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its current or future business or operations (including the future business and operations of Buyer and Buyer Bank).

(n) Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; or (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness of any Seller Bank or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or make any loan or advance of capital contribution to, or investment in, any other Person (other than creation of deposit liabilities, purchases of federal funds, purchases of Federal Home Loan Bank advances that have a maturity under twelve (12) months, and purchases of brokered certificates of deposit that have a maturity under twelve (12) months, which are in each case in the Ordinary Course of Business).

(q) Investment Securities. (i) Acquire or make any material investment in (other than (x) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (y) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, (ii) change the classification method for any of the Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320, nor (iii) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise other than in the Ordinary Course of Business, or the manner in which the portfolio is classified or reported.

(r) Deposits. Make any changes to deposit pricing (other than immaterial changes on an individual customer basis, consistent with past practices).

(s) Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in Seller Disclosure Schedule 5.01(s), with respect to any Seller Bank, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by any Seller Bank to such borrower or its Affiliates would be in excess of $500,000, in the aggregate, (B) loan secured by other than a first lien in excess of $200,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) secured loan over $7,500,000, (E) any residential and commercial real estate acquisition, development, and construction (ADC) loan in excess of $1,000,000, (F) any loan that is not made in conformity with Seller Banks’ ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of a Seller Bank (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $10,000,000, (ii) sell any loan or loan pools in excess of $5,000,000 in principal amount or sale price, or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where any Seller Bank retains any servicing rights. The limits set forth in this Section 5.01(s) may be increased upon mutual agreement of the parties, provided such adjustments shall be memorialized in writing by all parties thereto.

(t) Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by a Seller Bank.

(u) Taxes. Except as required by applicable Law, make, in any manner different from a Seller Entity’s prior custom and practice, or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this subsection (u), “material” shall mean affecting or relating to $10,000 or more in Taxes or $25,000 or more of taxable income.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by any Seller Entity under any agreement with any Governmental Authority or under any Seller Material Contract, Lease or other material agreement or material license to which any Seller Entity is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(x) Adverse Actions. Except as expressly contemplated or permitted by this Agreement, without the prior written consent of Buyer Bank, each Seller Entity will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Seller Entities’ ability to consummate the Stock Purchase or the transactions contemplated by this Agreement, (ii) result in any of the conditions set forth in ARTICLE VI not being satisfied, (iii) materially impede or delay the ability of the parties to obtain any necessary Regulatory Approvals of any Governmental Authority required for the transactions contemplated hereby, or (iv) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

(y) Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of Bank Capital Stock or any securities convertible into or exercisable for any shares of Bank Capital Stock.

(z) Facilities. Except as set forth in Seller Disclosure Schedule 5.01(z) or as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility of any Seller Bank, except for any change that may be requested by Buyer Bank.

(aa) Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve the Seller Banks.

(bb) Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Stock Purchase not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date hereof until the Effective Time, Buyer and Buyer Bank will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Seller, Buyer will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Buyer’s and Buyer Bank’s ability to consummate the Stock Purchase or the transactions contemplated by this Agreement, (ii) result in any of the conditions set forth in ARTICLE VI not being satisfied, (iii) materially impede or delay the ability of the parties to obtain any necessary Regulatory Approvals of any Governmental Authority required for the transactions contemplated hereby, or (iv) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in ARTICLE VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Shareholder Approval.

(a) Seller Shareholder Approval.

(i) As promptly as practicable, but in no event later than 45 days after the execution of this Agreement, Seller shall either (A) obtain the Requisite Seller Shareholder Approval required in connection with the Stock Purchase, on the terms and conditions set forth in this Agreement, by written consent in a form reasonably satisfactory to Buyer and Buyer Bank and in accordance with applicable Law and the Charter and Bylaws of Seller or (B) convene, in accordance with applicable Law and the Charter and Bylaws of Seller, a meeting of its shareholders to consider and vote upon the approval of the Stock Purchase and the other transactions contemplated hereby and any other matter required to be approved by the shareholders of Seller in order to consummate the Stock Purchase and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Seller Meeting”).

(ii) Seller shall comply with the requirements of the Seller ESOP with respect to obtaining the Requisite Seller Shareholder Approval and provide an information statement or similar disclosure document describing this Agreement and the Stock Purchase to participants in the Seller ESOP. Participants in the Seller ESOP will then have the opportunity to indicate their approval or rejection of the Stock Purchase and the transactions contemplated thereby. The trustees of the Seller ESOP shall then vote the shares of Seller Common Stock owned by the Seller ESOP at the Seller Meeting in accordance with the terms of the Seller ESOP. Seller, Buyer and Buyer Bank agree to cooperate in the preparation of such information statement or similar disclosure document to be provided to the participants in the Seller ESOP and Buyer and Buyer Bank shall be given a reasonable opportunity to review and comment on such document.

(iii) The Seller Board has adopted resolutions approving the Stock Purchase, on the terms and conditions set forth in this Agreement, and directing that the Stock Purchase, on such terms and conditions, be submitted to the Shareholders for its consideration. The Seller Board shall recommend approval of this

Agreement by the Shareholders and the transactions contemplated hereby (including the Stock Purchase) (the “Seller Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of Buyer or Buyer Bank.

(b) Buyer Shareholder Approval.

(i) Following the execution of this Agreement, Buyer shall take, in accordance with applicable Law, applicable rules of NYSE and the Charter and Bylaws of Buyer, all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon (i) the issuance of the shares of Buyer Common Stock as the Stock Consideration and (ii) any other matter required to be approved by the shareholders of Buyer in order to consummate the Stock Purchase and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Buyer Meeting”).

(ii) Buyer shall use its commercially reasonable efforts to obtain the Requisite Buyer Shareholder Approval at the Buyer Meeting, and shall ensure that the Buyer Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Buyer in connection with the Buyer Meeting are solicited in compliance with the Tennessee Business Corporation Act, Charter and Bylaws of Buyer, and all other applicable legal requirements. Buyer shall keep Seller updated with respect to the proxy solicitation results in connection with the Buyer Meeting as reasonably requested by Seller. Buyer’s board of directors shall recommend that Buyer’s shareholders vote to approve the issuance of Buyer Common Stock in the transactions contemplated by this Agreement and any other matters required to be approved by Buyer’s shareholders for consummation of the Stock Purchase and the transactions contemplated hereby (the “Buyer Recommendation”), and the Proxy Statement shall include the Buyer Recommendation.

Section 5.05 Proxy Statement; Stock Consideration.

(a) Buyer, Buyer Bank and Seller Entities agree to cooperate in the preparation of the Proxy Statement to be filed by Buyer with the SEC in connection with the receipt of the Requisite Buyer Shareholder Approval at the Buyer Meeting as promptly as practicable following the execution of this Agreement. Seller shall, as promptly as practicable following the execution of this Agreement, prepare and deliver to Buyer such information, financial statements and related analysis of the Seller Entities, including any audited financial statements or unaudited financial statements of the Seller Banks, any Management’s Discussion and Analysis of Financial Condition and Results of Operations with respect to the Seller Banks, in each case, as may be required by applicable SEC rules and regulations to be included in the Proxy Statement or any other report required to be filed by Buyer with the SEC, in each case, in compliance with applicable Laws. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Seller’s independent auditors in connection with the Proxy Statement.

(b) Buyer shall issue the Stock Consideration to Seller pursuant to an exemption under Section 4(a)(2) and Rule 506 of Regulation D under the Securities Act.

Section 5.06 Registration; NYSE Listing; Finance Committee.

(a) Buyer shall file a registration statement with the SEC promptly following the Closing to register the resale of the shares of Buyer Common Stock issued as Stock Consideration to Seller and held by Seller; provided, however, that Buyer shall be under no obligation to file such registration statement with the SEC until after September 15, 2017. Buyer shall file such registration statement by the later of (i) September 30, 2017 or (ii) thirty (30) days after the Closing. Buyer shall use commercially reasonable efforts to cause such registration statement to become effective as expeditiously as practicable. Seller shall provide Buyer with such information regarding Seller as is required by applicable SEC rules and regulations to be included in such registration statement.

(b) Buyer shall cause the shares of Buyer Common Stock to be issued as Stock Consideration to be approved for listing on NYSE no later than the time that the registration statement referenced in Section 5.06(b) becomes effective.

(c) Promptly after the Closing, Buyer shall form a Finance Committee consisting of the Chief Financial Officer and Chief Executive Officer of Buyer, a representative of James W. Ayers (“Ayers”) and a representative of Clayton (the “Finance Committee”). The Finance Committee shall be terminated once each of Ayers and Clayton cease to beneficially own at least 5% of the outstanding shares of Buyer Common Stock. Prior to undertaking the sale or a series of related sales of shares of Buyer Common Stock valued at $5,000,000 or more, Ayers and Clayton agree to discuss such intention with the Finance Committee and consider in good faith the Finance Committee’s views on conducting such sales in a manner that would minimize any negative impact on the Buyer Common Stock resulting from such sales, would be in the best interests of Buyer and would achieve Ayers’ or Clayton’s objectives with respect to such sales.

Section 5.07 Regulatory Filings; Consents.

(a) Each of Buyer and Seller and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Stock Purchase in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by any Seller Bank, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of any Seller Bank or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of any Seller Bank or Buyer or any of its Subsidiaries or continue any portion of any Seller Regulatory Agreement against Buyer or any of its Subsidiaries after the Stock

Purchase except as set forth on Seller Disclosure Schedule 5.07(a) (together, the “Burdensome Conditions”). Buyer and Seller will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Buyer or Seller to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Seller shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing, and shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(b) Seller Entities will use its commercially reasonable efforts, and Buyer and Buyer Bank shall reasonably cooperate with Seller Entities at Seller’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Seller Disclosure Schedule 3.13(c). Each party will notify the other party promptly and shall promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Seller Entities will consult with Buyer, Buyer Bank and their respective representatives as often as practicable under the circumstances so as to permit Seller Entities, Buyer and Buyer Bank and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.08 Publicity. Buyer and Seller shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue, and shall instruct their respective agents, advisors, representatives and Affiliates not to issue, any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that Buyer shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Stock Purchase and the other transactions contemplated hereby.

Section 5.09 Access; Current Information.

(a) For the purposes of verifying the representations and warranties of the other and preparing for the Stock Purchase and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws relating to the confidentiality and exchange of information, Seller agrees to afford Buyer Bank and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Seller Entities’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as Buyer Bank may reasonably request and Seller shall use commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and Seller Banks’ privacy policy and, during such period, Seller shall furnish to Buyer Bank, upon Buyer Bank’s reasonable request, all such other information concerning the business, properties and personnel of Seller Entities that is substantially similar in scope to the information provided to Buyer Bank in connection with its diligence review prior to the date of this Agreement.

(b) As soon as reasonably practicable after they become available, Seller will furnish to Buyer Bank copies of the board packages distributed to the Seller Entities’ Board and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the Seller Entities’ Board or any committee thereof relating to the financial performance and risk management of Seller Banks.

(c) During the period from the date of this Agreement to the Effective Time, each of Seller and Buyer Bank will cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and to report the general status of the ongoing operations of Seller Entities and Buyer Bank, respectively. Without limiting the foregoing, Seller agrees to provide to Buyer Bank (i) a copy of each report filed by any Seller Entity with a Governmental Authority within one (1) Business Day following the filing thereof, (ii) a copy of each Seller Bank’s monthly loan trial balance within one (1) Business Day of the end of the month (including a report on each Seller Bank’s concentration of ADC loans to total risk-based capital), and (iii) a copy of each Seller Bank’s monthly statement of condition and profit and loss statement within five (5) Business Days of the end of the month and, if requested by Buyer Bank, a copy of each Seller Bank’s daily statement of condition and daily profit and loss statement, which shall be provided within two (2) Business Days of such request.

(d) No investigation by Buyer Bank or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of Seller Entities set forth in this Agreement, or the conditions to the respective obligations of Buyer, Buyer Bank and Seller Entities to consummate the transactions contemplated hereby.

(e) Seller shall not be required to copy Buyer Bank on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any other matter that Seller Entities’ boards of directors have been advised by counsel that such distribution to Buyer Bank may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of a Seller Entity’s attorney-client privilege. In the event any of the restrictions in this Section 5.09(e) shall apply, each Seller Entity shall use its reasonable best efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.10 No Solicitation by Seller. Each of Clayton, Seller, CBT and ACB shall not, and shall cause each of their respective Subsidiaries, officers, directors and employees not to, and shall instruct, and use commercially reasonable efforts to cause, each of their respective investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents (collectively, the “Seller Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Alternative Proposal; (ii) participate in any discussions or negotiations regarding any Alternative Proposal or furnish, or otherwise afford access, to any Person (other than Buyer or Buyer Bank) any information or data with respect to any Seller Entity or otherwise relating to an Alternative Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which a Seller Entity is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Alternative Proposal or approve or resolve to approve any Alternative Proposal or any agreement, agreement in principle or letter of intent relating to an Alternative Proposal. Any violation of the foregoing restrictions by any of the Seller Representatives, whether or not such Seller Representative is so authorized and whether or not such Seller Representative is purporting to act on behalf of Seller Entities or otherwise, shall be deemed to be a breach of this Agreement by Seller Entities. Seller Entities shall, and shall cause each of the Seller Representatives to, (x) immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Alternative Proposal, (y) request the prompt return or destruction of all confidential information previously furnished in connection therewith, and (z) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or any of it or any of its Seller Representatives is a party, and shall enforce the provisions of any such agreement.

For purposes of this Agreement, “Alternative Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer or Buyer Bank), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Alternative Transaction.

For purposes of this Agreement, “Alternative Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving any Seller Entity; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of any Seller Entity; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of any Seller Entity; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of any Seller Entity; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing, in each case other than the transactions contemplated by this Agreement.

Section 5.11 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.11(b)(iv), Buyer Bank shall indemnify and hold harmless the present and former directors and officers of Seller Banks (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Seller Banks occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the same extent as such persons have the right to be indemnified pursuant to the Charter and Bylaws of Seller Banks in effect on the date of this Agreement, to the extent permitted by applicable Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.11 shall promptly notify Buyer Bank upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of Buyer Bank under this Section 5.11, unless, and only to the extent that, Buyer Bank is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) Buyer Bank shall have the right to assume the defense thereof and Buyer Bank shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Buyer Bank shall not be liable for any settlement effected without its prior written consent and (iv) Buyer Bank shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

Section 5.12 Employees; Benefit Plans.

(a) Seller Bank Employees shall be retained as “at will” employees after the Effective Time as employees of Buyer Bank; provided, that continued retention by Buyer Bank of such employees subsequent to the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Seller Entities agree, upon Buyer Bank’s reasonable request, to facilitate discussions between Buyer Bank and Seller Bank Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer Bank and any Seller Bank Employees shall be coordinated by Seller or Seller Banks.

(b) Except as otherwise contemplated by this Agreement, Seller shall, and shall cause each Seller Bank to, take whatever action is necessary to terminate any and all other severance arrangements and to ensure that it and Buyer Bank have no other liability for any other severance payments (other than pursuant to agreements disclosed in Seller Disclosure Schedule 3.16(i)).

(c) Seller Bank Employees (other than those listed in Seller Disclosure Schedule 5.12(c) who are parties to an employment, change-of-control or other type of agreement which provides for severance) as of the date of the Agreement who remain employed by a Seller Bank as of the Effective Time, who become employees of Buyer Bank at the Effective Time and whose employment is terminated by Buyer Bank (absent termination for cause as determined by the employer) within one hundred eighty (180) days after the Effective Time shall receive severance pay in accordance with Buyer Banks standard practices (which may include a severance agreement and general release of claims to be provided by the terminated employee) equal to 2 weeks of base pay for each year of service, with a minimum payment equal to 2 weeks of base pay and a maximum payment equal to 26 weeks of base pay (unless otherwise agreed in a separate written agreement between such employee and Buyer Bank). Subject to the terms and execution of the severance agreement and general release of claims by such employee, such severance payment will be made in accordance with the terms stated in the severance document and such severance payments will be in lieu of any severance pay plans that may be in effect at any Seller Entity prior to the Effective Time. No officer or employee of Seller Bank is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change-of-control plan; (iii) this Section 5.12; or (iv) any other program or arrangement.

(d) Effective as of no later than the day immediately preceding the Effective Time, Seller Entities shall provide Buyer Bank with a copy of the appropriate board resolutions and plan amendments, if applicable, evidencing that all Seller Benefit Plans sponsored by the Seller Banks intended to qualify under Section 401(a) and 401(k) of the Code are in the process of being terminated effective as of no later than the day immediately preceding the Effective Time. The form and substance of such resolutions or plan amendment shall be subject to the review and reasonable and timely approval of Buyer Bank.

(e) As promptly as practicable following the Effective Time, but no later than 90 days following the Effective Time, Seller Entities shall take all necessary and appropriate actions to terminate the Seller ESOP. Participant account balances under the Seller ESOP shall be distributed as soon as reasonably feasible following such termination. Any Buyer Bank stock held by the Seller ESOP shall be liquidated and shall not be paid out in kind to any Seller ESOP plan participant.

(f) Until such time as the Seller Bank Employees retained by the Buyer Bank are able to participate in the Buyer Benefit Plans, the Buyer Bank shall maintain for the benefit of the Seller Bank Employees the Benefit Plans maintained by Seller Entities immediately prior to the Effective Date (it being understood that participation in the Buyer Benefit Plans may commence at different times with respect to each Benefit Plan); provided, however, that this provision shall not apply to (i) any Seller Benefit Plan that was terminated or in which participation was frozen on or prior to the Effective Date or (ii) the Clayton Bancorp, Inc. Employee Stock Ownership Plan. To the extent allowable under any Buyer Benefit Plan, Seller Bank Employees shall be given credit for prior service or employment with applicable Seller Bank for purposes of eligibility and vesting in all Buyer Benefit Plans, including service with any predecessor companies or banks, and eligible for any increased benefits under such plans that would apply to such employees as if they had been eligible for such benefits as of the Effective Time, based on the length of service or employment with the applicable Seller Bank, including service with any predecessor companies or banks. Notwithstanding the foregoing, Buyer Bank may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(g) If employees of Seller Banks become eligible to participate in a medical, dental or health plan of Buyer Bank upon termination of such plan of a Seller Bank, Buyer Bank shall use commercially reasonable efforts to cause each such plan to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer Bank, (ii) subject to approval from Buyer Bank’s insurance carrier, provide full credit under such plans for any deductible or out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(h) Except to the extent otherwise expressly provided in this Section 5.12, Buyer Bank shall assume and honor, and Buyer Bank shall be obligated to perform, all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of Seller Banks, but only if such obligations, rights, agreements, plans or policies are set forth in Seller Disclosure Schedule 5.12(h). Buyer Bank acknowledges that the consummation of the Stock Purchase and Bank Merger will constitute a “change-in-control” of Seller Banks for purposes of any benefit plans, agreements and arrangements of Seller Banks. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Seller Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Seller Benefit Plans.

(i) Immediately prior to the Effective Time, Seller and/or Seller Bank, as applicable, will terminate the employment agreements set forth in Seller Disclosure Schedule 5.12(i) and pay to each of the parties thereto the amounts set forth in Seller Disclosure Schedule 5.12(i).

(j) Nothing in this Section 5.12, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.12. Without limiting the foregoing, no provision of this Section 5.12 will create any third party beneficiary rights in any current or former employee, director or consultant of Seller Banks, any beneficiary or dependent thereof, or any collective bargaining representative thereof, in respect of continued employment (or resumed employment), compensation, terms and conditions of employment and/or benefits or any other matter. Nothing in this Section 5.12 is intended (i) to amend any Seller Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer Bank’s right from and after the Closing Date to amend or terminate any Seller Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan, (iii) interfere with Buyer Bank’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant or (iv) interfere with Buyer Bank’s indemnification obligations set forth in Section 5.11.

(k) A tax-qualified Buyer Benefit Plan shall accept, in accordance (a) with requirements of applicable law, (b) the terms of the Buyer Benefit Plans, and (c) reasonable requirements of the plan administrator of any Buyer Benefit Plan, a “direct rollover” (within the meaning of section 401(a)(31) of the Code) of account balances in Seller Benefit Plans by any Seller employee who becomes a Buyer employee, including earnings thereon through the date of rollover and any promissory note evidencing an outstanding participant loan which is not in default.

Section 5.13 Notification of Certain Changes. Buyer and Seller shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Seller will supplement or amend the Seller Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Seller Disclosure Schedule or which is necessary to correct any information in such Seller Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to any Seller Disclosure Schedule or provision of information relating to the subject matter of any Seller Disclosure Schedule after the date of this Agreement shall operate to cure any breach of a representation or warranty made herein or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.02(a) or Section 6.03(b) hereof, as the case may be, or compliance by Buyer or Seller with the respective covenants and agreements of such parties set forth herein.

Section 5.14 Transition; Informational Systems Conversion. From and after the date hereof, Buyer, Buyer Bank and Seller Entities shall use their commercially reasonable efforts to facilitate the integration of Seller Banks with the business of Buyer Bank following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Seller Banks (the “Informational Systems Conversion”) to those used by Buyer Bank, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Seller Banks; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Seller Banks in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer Bank shall promptly reimburse Seller Entities on request (within seven (7) Business Days of such request) for any reasonable and documented out-of-pocket fees, expenses or charges that Seller Entities may incur as a result of taking, at the request of Buyer Bank, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.15 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer Bank, directly or indirectly, the right to control or direct the operations of Seller or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Seller, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Seller and Buyer shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.16 [RESERVED].

Section 5.17 Certain Litigation. Each party shall promptly advise the other party orally and in writing of any actual or threatened shareholder litigation against such party and/or the members of the Seller Board or Buyer’s board of directors related to this Agreement or the Stock Purchase and the other transactions contemplated by this Agreement. Seller shall: (i) permit Buyer to review and discuss in advance, and consider in good faith the views of Buyer in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish Buyer’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with Buyer regarding the defense or settlement of any such shareholder litigation, shall give due consideration to Buyer’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Seller shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of Buyer (such consent not to be unreasonably withheld) unless the payment of any such damages by Seller is reasonably expected by Seller, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Seller) under Seller’s existing director and officer insurance policies, including any tail policy.

Section 5.18 Director Resignations. Seller Entities shall use commercially reasonable efforts to cause to be delivered to Buyer Bank resignations of all the directors of Seller Banks, such resignations to be effective as of the Effective Time.

Section 5.19 Coordination.

(a) Prior to the Effective Time, Seller and its Subsidiaries shall take any actions Buyer Bank may reasonably request from time to time to better prepare the parties for integration of the operations of Seller Banks with Buyer Bank. Without limiting the foregoing, senior officers of Seller Entities, Buyer and Buyer Bank shall meet from time to time as Buyer Bank may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Seller Banks, and Seller Entities shall give due consideration to Buyer Bank’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Seller or any of its Subsidiaries prior to the Effective Time. Seller Entities shall permit representatives of Buyer Bank to be onsite at Seller Banks to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer Bank’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, each Seller Bank shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied, on a basis that is consistent with that of Buyer Bank. In order to promote a more efficient and orderly integration of operation of Seller Banks with Buyer Bank, Seller Entities shall use commercially reasonable efforts to cause Seller Banks to sell or otherwise divest itself of such Investment Securities and loans as are identified by Buyer Bank and agreed to in writing between Seller and Buyer Bank from time to time prior to the Closing Date, such identification to include a statement as to Buyer Bank’s business reasons for such divestitures, if requested.

Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.19(b) need be made prior to the satisfaction of the conditions set forth in Section 6.01(b).

(c) Seller Banks shall, consistent with GAAP and regulatory accounting principles, use its commercially reasonable efforts to adjust, at Buyer Bank’s reasonable request, internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 6.01(b).

(d) Prior to the Effective Time, Seller Entities shall take any actions Buyer Bank may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Seller Material Contracts that Buyer Bank may request, including but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with Buyer Bank and use commercially reasonable efforts to negotiate specific provisions that may be reasonably requested by Buyer Bank in connection with any such amendment, modification or termination.

(e) Subject to Section 5.19(b), Buyer and Seller shall cooperate (i) to minimize any potential adverse impact to Buyer under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations.

(f) From and after the date hereof, Seller Entities shall, upon Buyer Bank’s reasonable request, introduce Buyer, Buyer Bank and their representatives to suppliers of Seller Banks for the purpose of facilitating the integration of Seller Banks and its business into that of Buyer Bank. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), Seller Entities shall, upon Buyer Bank’s reasonable request, introduce Buyer, Buyer Bank and their representatives to customers of Seller Banks for the purpose of facilitating the integration of Seller Banks and its business into that of Buyer Bank. Any interaction between Buyer, Buyer Bank and Seller Banks’ customers and suppliers shall be coordinated by Seller. Seller shall have the right to participate in any discussions between Buyer, Buyer Bank and Seller Bank’ customers and suppliers.

(g) Buyer, Buyer Bank and Seller Entities agree to take all action necessary and appropriate to cause Seller Banks to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.20 Transactional Expenses. Seller Entities have provided in Seller Disclosure Schedule 3.36 a reasonable good faith estimate of costs and fees that Seller Entities expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Seller Expenses”). Seller Entities shall use its commercially reasonable efforts to cause the aggregate amount of all Seller Expenses to not exceed the total expenses disclosed in

Seller Disclosure Schedule 3.36. Seller Entities shall promptly notify Buyer Bank if or when it determines that it expects to exceed its budget for Seller Expenses. Notwithstanding anything to the contrary in this Section 5.20, Seller Entities shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Seller Disclosure Schedule 3.36.

Section 5.21 Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Stock Purchase, each of Seller and Buyer, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this ARTICLE V in accordance with the terms of the confidentiality and non-disclosure agreements, dated as of April 22, 2016, and December 9, 2016, between Buyer and Seller.

Section 5.22 Allocation of Buyer Consideration. Seller has represented that for Federal and applicable state income tax purposes each Seller Bank is a Qualified Subchapter S Subsidiary within the meaning of Code Section 1361(b)(3)(B). Therefore, it is intended that the Stock Purchase be treated for Federal and applicable state income tax purposes as the sale of assets owned by Seller (the “Acquired Assets”). Within ninety (90) calendar days following the Closing Date, Buyer shall prepare a proposed allocation (the “Allocation Schedule”) of the Buyer Consideration and other capitalizable costs among the Acquired Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder. The Allocation Schedule shall become final and binding on the parties hereto thirty (30) calendar days after Buyer provides such schedule to Seller, unless Seller objects in writing to Buyer. If Seller does object, Buyer and Seller shall in good faith attempt to resolve the dispute within fifteen (15) calendar days of written notice to Buyer of Seller’s objection. Any such resolution shall be final and binding on the parties. Any unresolved disputes shall be promptly submitted to an accountant chosen jointly by Buyer and Seller (the “Arbitrating Accountant”) for determination, with such determination being final and binding on the parties. Buyer and Seller will each pay one-half of the fees and expenses of the Arbitrating Accountant. Seller and Buyer shall cooperate with each other and the Arbitrating Accountant in connection with the matters contemplated by this Section 5.22, including, without limitation, by furnishing such information and access to books, records (including, without limitation, accountants work papers), personnel and properties as may be reasonably requested. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with an allocation that is final and binding under this Section 5.22 unless otherwise required to do so by applicable law.

Section 5.23 Notice of Non-Renewal. To avoid the costs and expenses associated with terminating certain Seller Material Contracts, applicable Seller Entity shall have provided written notice to the vendors set forth in Seller Disclosure Schedule 5.23, notifying such vendors, by the date specified, of such Seller Entity’s intent not to renew the applicable agreement as set forth in such schedule and shall negotiate with such vendor, in coordination with Buyer Bank, any necessary continued use agreements needed until conversion. In the event that (w) a Seller Entity has provided the written notices required under this Section 5.23 in a timely manner as set forth in Seller Disclosure Schedule 5.23, (x) the Stock Purchase has not been consummated by the

Expiration Date (provided that the failure of the Closing to occur by such date shall not be due to any material breach of this Agreement by a Seller Entity), (y) Seller Entities, in coordination with Buyer Bank, have negotiated and entered into extensions or amendments to the agreements identified in Seller Disclosure Schedule 5.23 necessary in order to continue to receive the services of the applicable vendor until conversion, and (z) such extensions, amendments or continued use agreements increase Seller Entities’ current monthly cost, as set forth on Seller Disclosure Schedule 5.23 as of the date hereof, then to the extent that such increased monthly costs are directly related to the continued use of such agreements after their respective expiration date, Buyer Bank agrees to reimburse Seller for the additional cost incurred by Seller during the period beginning after the Expiration Date through the Closing Date or the date this Agreement is terminated, whichever is earlier. Notwithstanding the foregoing, Buyer Bank shall have no obligation to make any payments or reimbursements to Seller under this Section 5.23 if a Seller Entity terminates this Agreement for any reason.

Section 5.24 Seller Bank Distributions. The Sellers Banks shall make the following distributions to the Seller:

(a) 2017 Taxable Earnings Distribution.

(i) Estimated 2017 Tax Distribution. No later than five Business Days prior to the Closing Date, Seller shall deliver to Buyer a consolidated income statement of the Seller Bank for the period ended on the last completed month prior to the Closing Date (the “Measurement Period”), which represents Sellers’ good faith estimate of the income statement of the Seller Banks for the Measurement Period (the “Estimated Income Statement”), together with a summary statement (together with the Estimated Income Statement, the “Estimated Tax Distribution Statement”) setting forth Sellers’ good faith estimate of the 2017 Taxable Income and the resulting 2017 Tax Distribution (the “Estimated 2017 Tax Distribution”). The Seller Banks shall distribute an amount of cash equal to the Estimated 2017 Tax Distribution immediately prior to the Closing, with such amount allocated between CBT and ACB as reasonably determined by Buyer Bank.

(ii) Preliminary Tax Distribution Statement. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a consolidated income statement of the Seller Banks for the Measurement Period (the “Preliminary Income Statement”), together with a summary statement (together with the Preliminary Income Statement, the “Preliminary Tax Distribution Statement”) setting forth Buyer’s calculation of the 2017 Taxable Income and the 2017 Tax Distribution. Within twenty-one (21) days after Buyer delivers the Preliminary Tax Distribution Statement to Seller, Seller shall complete its review of the Preliminary Tax Distribution Statement. If Seller wishes to object to the contents of the Preliminary Tax Distribution Statement, then Seller shall inform Buyer on or prior to the last day of such twenty-one (21) day period by delivering a written notice to Buyer (a “Tax Distribution Statement Objection”) setting forth a specific description of the basis of the Tax Distribution Statement Objection and Seller’s proposed adjustments to the preliminary 2017 Taxable Income and the 2017 Tax Distribution. If Seller does not deliver a Tax Distribution Statement

Objection to Buyer within such twenty-one (21) day period, then the Preliminary Tax Distribution Statement and the items reflected thereon shall be deemed to have been accepted by Sellers and shall become final and binding upon the Parties, absent fraud.

(iii) Resolution Following Tax Distribution Statement Objection. If Seller timely delivers a Tax Distribution Statement Objection to Buyer in accordance with Section 5.24(a)(ii), then Seller and Buyer shall resolve in good faith any dispute or disagreement relating to the Preliminary Tax Distribution Statement and set forth in the Tax Distribution Statement Objection (the “Tax Distribution Statement Dispute”) and agree in writing on the final 2017 Taxable Income and the 2017 Tax Distribution.

(iv) Final Tax Distribution Statement. The 2017 Tax Distribution and each of the components thereof shall be deemed final for the purposes of this Agreement upon the earliest of (x) the failure of Seller to deliver a Tax Distribution Statement Objection within twenty-one (21) days after Buyer delivers the Preliminary Tax Distribution Statement to Seller pursuant to Section 5.24(a)(ii) or (y) the resolution of all Tax Distribution Statement Disputes pursuant to Section 5.24(a)(iii) by Seller and Buyer. Buyer shall, if necessary, revise the Preliminary Tax Distribution Statement, including the Preliminary Closing Date Balance Sheet, to reflect the final determination of the 2017 Tax Distribution in accordance with Section X(c) (as so adjusted, the “Final Tax Distribution Statement”). After the determination of the Final Tax Distribution Statement pursuant to this Section 5.24(a)(iv), no party shall, have the right to make any claim based on the preparation of the Final Tax Distribution Statement or the calculation of the 2017 Tax Distribution.

(v) Payment of Closing Adjustment. Within five (5) Business Days of the final determination of the 2017 Tax Distribution in accordance with this Section 5.24(a)(iv):

i. if the Actual 2017 Tax Distribution exceeds the Estimated 2017 Tax Distribution, Buyer shall pay to Seller an amount equal to the amount of such excess; or

ii. if the Actual 2017 Tax Distribution is less than the Estimated 2017 Tax Distribution, Sellers shall pay to Buyer an amount equal to the amount of such shortfall.

(b) Special Asset Dividend. Following the date of this Agreement and prior to Closing Date, the Seller Banks shall distribute the properties and assets set forth in Seller Disclosure Schedule 5.24(b) of the Seller Bank to Seller.

(c) Return of Excess Capital. Immediately prior to the Closing Date, the Seller Banks shall distribute an amount of cash to the Seller equal to the Special Cash Dividend or, if the Seller Banks are unable to make the entire Special Cash Dividend due to the Special Cash Dividend

Restrictions, the Permissible Cash Dividend Amount, with such amount allocated between CBT and ACB as determined by Buyer Bank and as permitted by the applicable Governmental Authorities.

Section 5.25 Corporate Governance Matters.

(a) Immediately prior to the Closing Date, Buyer, Clayton, Seller and Ayers shall enter into an Amended and Restated Shareholder’s Agreement in the form attached hereto as Exhibit D.

(b) Effective at the Effective Time, unless otherwise agreed in writing by Buyer Bank and Seller, Buyer and Buyer Bank shall take all action necessary (i) to increase the size of the Board of Directors of the Buyer Bank by one directorship and (ii) to appoint as a director of Buyer Bank Travis Edmondson (or if Mr. Edmondson is unwilling or unable to serve as a director of Buyer Bank, a replacement designated by Seller reasonably acceptable to the Board of Directors of Buyer Bank).

Section 5.26 Employment and Non-Competition Agreements.

(a) On the date hereof, Buyer Bank has entered into employment agreements with the employees of the Seller Banks listed on Seller Disclosure Schedule 5.26 (such individuals, the “Key Employees”) providing for the employment of such individuals by Buyer Bank following the Closing (the “Employment Agreements”).

(b) On the date hereof, each of Seller and Clayton has entered into a non-competition, non-solicitation and confidentiality agreement with Buyer Bank (the “Seller Non-Competes”).

Section 5.27 Insurance Coverage. At or immediately prior the Closing, the Seller Banks shall obtain the insurance coverage listed on Seller Disclosure Schedule 5.27 (the “Required Insurance Coverage”).

Section 5.28 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer Bank.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

Section 6.01 Conditions to Obligations of the Parties to Effect the Stock Purchase. The respective obligations of Buyer, Buyer Bank and Seller Entities to consummate the Stock Purchase are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. The Requisite Seller Shareholder Approval shall have been obtained in accordance with applicable law and the Seller’s Charter and Bylaws and the Requisite Buyer Shareholder Approval shall have been obtained in accordance with applicable law and the Buyer’s Charter and Bylaws.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Stock Purchase and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Stock Purchase of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Stock Purchase or any of the transactions contemplated hereby.

Section 6.02 Conditions to Obligations of Seller. The obligations of Seller Entities to consummate the Stock Purchase also are subject to the fulfillment or written waiver by Seller prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer and Buyer Bank set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Seller shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Buyer. Buyer and Buyer Bank shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on Buyer or Buyer Bank, and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c) Other Actions. Buyer shall have furnished Seller with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.02 as Seller may reasonably request. Buyer’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Seller, the Buyer Recommendation referred to in Section 5.04(b).

(d) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Buyer or Buyer Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(e) Shareholders Agreement. Buyer and Ayers shall have executed and delivered to Seller the Amended and Restated Shareholder’s Agreement in the form attached hereto as Exhibit D.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer and Buyer Bank to consummate the Stock Purchase also are subject to the fulfillment or written waiver by Buyer Bank prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller Entities set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Buyer Bank shall have received a certificate dated as of the Closing Date, signed on behalf of Seller Entities by Seller’s Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Seller Entities. Seller Entities and Clayton shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer Bank shall have received a certificate, dated the Closing Date, signed on behalf of Seller Entities by Seller’s Chief Executive Officer and Chief Financial Officer to such effect.

(c) Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered.

(d) Resignations. The directors of each Seller Bank immediately before the Effective Time shall have submitted their resignations to be effective as of the Effective Time.

(e) Release. Seller and Clayton shall each execute a release in the form of Exhibit C attached hereto, which, among other things, releases Seller Banks from any claims that Seller and Clayton may have against the Seller Banks except for claims exclusively related to Seller and Clayton as depositors or customers of Seller Banks.

(f) Seller Non-Competition. Each of the Seller Non-Competes shall be in full force and effect at the Closing.

(g) Employment Agreements. Each of the Employment Agreements shall be in full force and effect at the Closing, unless earlier terminated by Buyer Bank, and no Key Employee shall have terminated or rescinded his Employment Agreement.

(h) FIRPTA Affidavit. Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code Section 1445 stating that Seller is not a ”foreign person” as defined in Code Section 1445 in a form reasonably satisfactory to Buyer.

(i) Other Actions. Seller’s board of directors shall not have (i) withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer

Bank, the Seller Recommendation referred to in Section 5.04(a), (ii) approved or recommended (or publicly proposed to approve or recommend) any Alternative Proposal, or (iii) allowed Seller or any Seller Representative to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Alternative Proposal. Seller shall have furnished Buyer Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.03 as Buyer Bank may reasonably request.

(j) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Seller or any its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(k) Consents and Approvals. Each Seller Entity has received in form and substance satisfactory to Buyer Bank, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which any Seller Entity is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of Seller Banks.

(l) Required Insurance Coverage. The Required Insurance Coverage shall have been obtained on terms reasonably satisfactory to Buyer Bank at Seller Banks’ expense.

Section 6.04 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Seller if the board of directors of Buyer and Seller each so determines by vote of a majority of the members of its entire board.

(b) No Regulatory Approval. By Buyer or Seller, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval.

(i) By Buyer if the Requisite Seller Shareholder Approval has not been obtained with forty five (45) days after the execution of this Agreement in accordance with Section 5.04(a) either by written consent or at the Seller Meeting.

(ii) By either Buyer or Seller (provided, in the case of Buyer, that it shall not be in breach of any of its obligations under Section 5.04(b)), if the Requisite Buyer Shareholder Approval at the Buyer Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Seller Terminating Breach. By Buyer and Buyer Bank if any Seller Entity or Clayton shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (i) would result in the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b) (a “Seller Terminating Breach”) and (ii) such Seller Terminating Breach is either incapable of being cured by the Seller Entities or Clayton, as applicable, by the Expiration Date or, if capable of being cured, is not cured or waived by the earlier of (x) thirty (30) days following written notice to Seller by Buyer of such Seller Terminating Breach, and (y) one (1) Business Day prior to the Expiration Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if a Buyer Terminating Breach shall have occurred and be continuing at the time Buyer delivers notice of its election to terminate this Agreement pursuant to this Section 7.01(d).

(e) Buyer Terminating Breach. By Seller if either Buyer or Buyer Bank shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (i) would result in the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b) (a “Buyer Terminating Breach”) and (ii) such Buyer Terminating Breach is either incapable of being cured by Buyer or Buyer Bank, as applicable, by the Expiration Date or, if capable of being cured, is not cured or waived by the earlier of (x) thirty (30) days following written notice to Buyer by Seller of such Buyer Terminating Breach, and (y) one (1) Business Day prior to the Expiration Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if a Seller Terminating Breach shall have occurred and be continuing at the time Seller delivers notice of its election to terminate this Agreement pursuant to this Section 7.01(e).

(f) Delay. By either Buyer or Seller if the Stock Purchase shall not have been consummated on or before October 31, 2017 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer if (i) there shall have been a material breach of Section 5.10 or ARTICLE IX, or (ii) the Seller Board (A) withdraws, qualifies, amends, modifies or withholds the Seller Recommendation, or makes any statement, filing or release, in connection with the Requisite Seller Shareholder Approval or otherwise, inconsistent with the Seller Recommendation (it being understood that taking a neutral position or no position with respect to an Alternative Proposal shall be considered an adverse modification of the Seller Recommendation), (B) materially breaches its obligation to obtain the Requisite Seller Shareholder Approval under Section 5.04(a), (C) approves or recommends an Alternative Proposal, or (D) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

The party desiring to terminate this Agreement pursuant to any clause of this Section 7.01 shall give prompt written notice of such termination to the other party in accordance with Section 12.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02 Termination Fee; Liquidated Damages.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Stock Purchase, Seller shall pay to Buyer a termination fee equal to $20,000,000 (“Termination Fee”) by wire transfer of immediately available funds to an account specified by Buyer in the event of any of the following: (i) in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Seller shall pay Buyer the Termination Fee within two (2) Business Days after receipt of Buyer’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Alternative Proposal shall have been made known to senior management of Seller or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Alternative Proposal with respect to Seller and (A) thereafter this Agreement is terminated (x) by Buyer pursuant to Section 7.01(c)(i) because the Requisite Seller Shareholder Approval shall not have been obtained or (y) by Buyer pursuant to Section 7.01(d) and (B) prior to the date that is twelve (12) months after the date of such termination, Seller enters into any agreement or consummates a transaction with respect to an Alternative Proposal (whether or not the same Alternative Proposal as that referred to above), then Seller shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Buyer the Termination Fee.

(b) [Reserved].

(c) Seller and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Seller fails promptly to pay any amounts due under this Section 7.02, Seller shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Seller pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee in accordance with Section 7.02(a) Seller (or any successor in interest of Seller) will not have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03 Effect of Termination. Except as set forth in Section 7.02(d), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Indemnification Obligation.

(a) Seller agrees to indemnify, defend, and hold harmless Buyer, Buyer Bank (including as successor to the Clayton Banks following the Bank Merger) and their respective officers, directors, shareholders, employees, agents and representatives (“Buyer Indemnified Parties”) from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Buyer Indemnified Parties by reason of, resulting from, based upon, or arising out of any cross-guarantee liability determined by the Federal Deposit Insurance Corporate in its discretion to be payable by any Buyer Indemnified Party at any time pursuant to 12 U.S.C. 1815(e) with respect to Seller or Apex.

(b) Seller agrees to indemnify, defend, and hold harmless the Buyer Indemnified Parties for any Losses, in excess of $150,000, that are incurred by the Buyer Indemnified Parties by reason of, resulting from, based upon, or arising out of (i) the matters described under the headings “Charles “Jason” Richmond (FDIC Complaint)” and “Charles “Jason” Richmond v. Clayton Bank Lawsuit - Defendant)” on Seller Disclosure Schedule 3.11(a) or (ii) any items or any claims or potential claims that are asserted after the date hereof but (A) not covered by insurance coverage because of failure of Seller to acquire the Required Insurance Coverage or (B) that are excluded from the Required Insurance Coverage on the basis of “prior acts” or “prior knowledge of the insured” or comparable exclusions from the Required Insurance Coverage (collectively, the “Known Matters”).

(c) The Buyer Indemnified Parties shall have the option, exercisable in their sole discretion, to recover any amounts owed to the Buyer Indemnified Parties by Seller pursuant to this Article VIII by offset against (i.e., reduce) any amounts that are actually due and payable to Seller under the 5.5% Fixed-to-Floating Rate Subordinated Note due 2027 issued to Seller as Debt Consideration.

(d) “Loss” means any and all direct or indirect, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of assets, damages, liabilities, costs, expenses, net of any income tax benefit and insurance proceeds, (including (i) interest, penalties and reasonable attorneys’ fees and expenses, (ii) reasonable attorneys’ fees and expenses necessary to enforce rights to indemnification hereunder, and (iii) consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter.

Section 8.02 Termination of Indemnification Obligation and Consideration Retention. Seller’s indemnity obligations under Section 8.01(a) shall terminate upon the Indemnification Termination Date. Seller’s indemnity obligations under Section 8.01(b) shall terminate following (i) the final resolution of the Known Matters by non-appealable order or binding settlement and (ii) the satisfaction in full of any indemnity obligations of Seller under Section 8.01(b). Until the Indemnification Termination Date, Seller shall retain ownership over the Stock Consideration and the Debt Consideration and shall not Transfer any portion of the Stock Consideration or the Debt Consideration; provided, however, Seller shall be permitted to (i) transfer the Stock Consideration in a bona fide third party sale (so long as the proceeds of such sale less any amounts needed to pay the tax liabilities resulting from such sale are retained by Seller until the Indemnification Termination Date, (ii) transfer the Stock Consideration in the event such Transfer would result in Seller ceasing to be a Bank Holding Company of Buyer Bank (or any successor bank to Buyer Bank), and (iii) make such distributions in amounts that are reasonably sufficient to cover any tax liability resulting from Seller’s ownership of the Stock Consideration and Debt Consideration.

ARTICLE IX

SHAREHOLDER SUPPORT

Section 9.01 Voting Agreement. Clayton agrees with, and covenants to, Buyer and Buyer Bank as follows:

(a) Clayton shall appear at the Seller Meeting in person or by proxy and vote (or cause to be voted) all of the shares of Seller in favor of the approval of this Agreement and the transactions contemplated thereby, including the Stock Purchase, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of this Agreement, the Stock Purchase and the transactions contemplated hereby. If the Requisite Shareholder Approval is obtained by Seller pursuant to Section 5.04(a)(i)(A) by written consent instead of at a Seller Meeting, Clayton shall vote all of his shares of Seller stock in favor of the approval of this Agreement and the transactions contemplated hereby, including the Stock Purchase, by executing and delivering such written consent. Clayton hereby waives all notice and publication of notice of the Seller Meeting to be called or held with respect to this Agreement, the Stock Purchase and the transactions.

(b) At the Seller Meeting or in any other circumstances upon which the Seller shareholders’ vote, consent or other approval is sought, Clayton shall appear at any such meeting in person or by proxy and vote (or cause to be voted) Clayton’s shares of Seller against (i) any Alternative Proposal or Alternative Transaction; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in this Agreement; and (iii) any amendment of Seller’s charter or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify this Agreement, or any of the transactions.

(c) Clayton further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt this Agreement and the transactions contemplated hereby unless this Agreement shall have been terminated in accordance with its terms.

Section 9.02 Covenants. Clayton agrees with, and covenants to, the Buyer and Buyer Bank as follows:

(a) Without the prior written consent of Buyer and Buyer Bank, Clayton shall not (i) Transfer, or consent to any Transfer of, any or all of Clayton’s shares of Seller or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Clayton’s shares of Seller or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Clayton’s shares of Seller, except for this Agreement, (iv) deposit Clayton’s shares of Seller into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Clayton’s shares of Seller for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Alternative Transaction; provided, however, that the foregoing shall not preclude a Transfer in connection with bona fide estate planning purposes to Clayton’s affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the ownership of the shares) and provided further, that Clayton shall remain jointly and severally liable for any breaches by any of his affiliates or immediate family members of the terms hereof. The restriction on the Transfer of the Clayton’s shares of Seller set forth in this Section 9.02(a) shall terminate upon the first to occur of (x) the Effective Time or (y) the date upon which this Agreement is terminated in accordance with its terms.

(b) Clayton hereby waives any rights of appraisal, or rights to dissent from the Stock Purchase or the transactions that Clayton may have.

(c) Clayton shall not, nor shall it permit any investment banker, attorney or other adviser or representative of Clayton to, directly or indirectly, enter into any contract or arrangement requiring it to abandon, terminate or fail to consummate the Stock Purchase or the transaction, or initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Alternative Transaction.

ARTICLE X

TAX MATTERS

Section 10.01 Tax Returns. Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns for the Seller Banks which are filed after the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Seller Banks).

Section 10.02 Cooperation on Tax Matters. With regards to cooperation on tax matters:

(a) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 10.01 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller Entities agree (A) to retain all books and records with respect to Tax matters pertinent to the Seller Banks relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Seller Banks, as the case may be, shall allow the other party to take possession of such books and records.

(b) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

Section 10.03 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Seller Banks shall be terminated as of the Closing Date and, after the Closing Date, the Seller Banks shall not be bound thereby or have any liability thereunder.

Section 10.04 Seller Tax Responsibilities. All transfer, documentary, deed recording, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE XI

DEFINITIONS

Section 11.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2017 Tax Distribution” shall mean the product of the 2017 Taxable Income multiplied by 38.1%.

“2017 Taxable Income” shall the consolidated pre-tax income of the Seller Banks for the Measurement Period minus applicable state income taxes paid (or accrued) by each Seller Bank for the Measurement Period determined in accordance with GAAP and consistent with the calculation of the pre-tax income of the Seller Banks for 2016.

“ACB” has the meaning set forth in the preamble to this Agreement.

“ACB Common Stock” has the meaning set forth in the recitals.

“ACB Shares” has the meaning set forth in the recitals.

“Actual 2017 Tax Distribution” shall mean the 2017 Tax Distribution as set forth on the Final Tax Distribution Statement.

“Accredited Investor” means a Person who qualifies as an “accredited investor,” as such term is defined in Rule 501 of the Securities Act.

“Acquired Assets” has the meaning set forth in Section 5.22.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 5.22.

“Alternative Proposal” has the meaning set forth in Section 5.10.

“Alternative Transaction” has the meaning set forth in Section 5.10.

“Apex” means Apex Bank, any successor bank to Apex Bank or any other bank that is acquired by Apex Bancorp.

“Arbitrating Accountant” has the meaning set forth in Section 5.22.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Seller or any Seller Bank) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.

“Audited Financial Statements” has the meaning set forth in Section 3.08(a).

“Bank Capital Stock” has the meaning set forth in Section 5.01(a).

“Bank Common Stock” has the meaning set forth in the recitals.

“Bank Holding Company” means any company registered as a bank holding company with the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended.

“Bank Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Seller Banks.

“Bank Merger” has the meaning set forth in Section 1.05.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Bank Shares” has the meaning set forth in the recitals.

“BOLI” has the meaning set forth in Section 3.33(b).

“Burdensome Conditions” has the meaning set forth in Section 5.07(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Tennessee are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” means any Employee Benefit Plan adopted, maintained, sponsored, or contributed to by the Buyer or Buyer Bank.

“Buyer Common Stock” means the common stock, $1.00 par value per share, of Buyer.

“Buyer Consideration” has the meaning set forth in Section 1.02(b).

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Indemnified Parties” and “Buyer Indemnifying Party” have the meanings set forth in ARTICLE VIII.

“Buyer Meeting” has the meaning set forth in Section 5.04(b).

“Buyer Recommendation” has the meaning set forth in Section 5.04(b).

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“CBT” has the meaning set forth in the preamble to this Agreement.

“CBT Common Stock” has the meaning set forth in the recitals.

“CBT Shares” has the meaning set forth in the recitals.

“Claim” has the meaning set forth in Section 5.11(a).

“Clayton” has the meaning set forth in the preamble to this Agreement.

“Closing” and “Closing Date” have the meanings set forth in Section 2.01.

“Code” means Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Debt Consideration” has the meaning set forth in Section 1.02(b).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 2.01.

“Employee Benefit Plan” means collectively, each pension, retirement, profit-sharing, 401(k), savings, employee stock ownership, stock option, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, retention, severance pay, termination pay, change in control, vacation, holiday, sick pay, supplemental unemployment, salary continuation, bonus, incentive, deferred compensation, executive compensation, medical, vision, dental, life insurance, accident, disability, fringe benefit, flexible spending account, cafeteria, or other similar plan, fund, policy, benefit, program, practice, custom, agreement, arrangement or understanding for the benefit of any current or former officer, employee, director, retiree, or independent contractor or any spouse, dependent or beneficiary thereof whether or not such Employee Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA or other applicable law, (D) set forth in an employment agreement or consulting agreement and (E) written or oral.

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other entity which, together with any of the Seller Entities, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

“Estimated 2017 Tax Distribution” has the meaning set forth in Section 5.24(a)(i).

“Estimated Income Statement” has the meaning set forth in Section 5.24(a)(i).

“Estimated Tax Distribution Statement” has the meaning set forth in Section 5.24(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.28.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Final Tax Distribution Statement” has the meaning set forth in Section 5.24(a)(iv).

“Financial Statements” has the meaning set forth in Section 3.08(a).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Gramm-Leach-Bliley Act” means the Gramm-Leach-Bliley Act of 1999.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“IIPI” has the meaning set forth in Section 3.37.

“Indemnification Termination Date” the date that Seller ceases to be a Bank Holding Company of either Buyer Bank (or any successor bank to Buyer Bank) or Apex.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.11(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.14.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs

(including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“Investment Securities” means the investment securities of the Seller Banks.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Seller Entities, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Seller Disclosure Schedule 3.01(b), and with respect to Buyer and Buyer Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Seller Disclosure Schedule 3.01(b).

“Known Matters” has the meaning set forth in Section 8.01(b).

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Litigation Matters” has the meaning set forth in Section 8.02.

“Liquidated Damages Payment” has the meaning set forth in Section 7.02(b).

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Change” or “Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Stock Purchase and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Seller and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Seller Entities and Buyer and Buyer Bank operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects Seller and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Seller Entities and Buyer and Buyer Bank operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions, including, but not limited to, changes in levels of interest rates generally (except to the extent that such change disproportionately adversely affects Seller and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Seller Entities and Buyer and Buyer Bank operate, in which case only the disproportionate effect will be taken into account), (D) the effects of any action or omission taken by Seller Entities with the prior consent of Buyer or Buyer Bank, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by Seller Entities or Buyer or Buyer Bank to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of Buyer Common Stock, and (G) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Measurement Period” has the meaning set forth in Section 5.24(a)(i).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“NYSE” means the New York Stock Exchange.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Seller, Seller Banks and Seller’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.23(c).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Plan of Bank Merger” means that certain plan of bank merger between Seller Banks and Buyer Bank pursuant to which Seller Banks will be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided by the Tennessee Department of Financial Institutions.

“Policies, Practices and Procedures” has the meaning set forth in Section 3.20(b).

“Preliminary Income Statement” has the meaning set forth in Section 5.24(a)(ii).

“Preliminary Tax Distribution Statement” has the meaning set forth in Section 5.24(a)(ii).

“Proxy Statement” means the proxy statement and other proxy solicitation materials of Buyer relating to the Buyer Meeting.

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Stock Purchase, Bank Merger and the other transactions contemplated by this Agreement.

“Requisite Buyer Shareholder Approval” means the approval of the issuance of the shares of Buyer Common Stock in connection with the transactions contemplated by this Agreement by a majority of the votes cast at the Buyer Meeting.

“Required Insurance Coverage” has the meaning set forth in Section 5.27.

“Requisite Seller Shareholder Approval” means the approval of the sale of the Bank Common Stock to Buyer Bank pursuant to this Agreement by a majority of the outstanding shares of Seller Common Stock.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in in the preamble of this Agreement.

“Seller 401(a) Plan” has the meaning set forth in Section 3.16(c).

“Seller Bank” and “Seller Banks” have the meaning set forth in the preamble to this Agreement.

“Seller Bank Employees” means any active, current employee of either of the Seller Banks.

“Seller Bank Property” means any real property (including buildings or other structures) in which a Seller Banks holds a security interest, Lien or a fiduciary or management role.

“Seller Benefit Plans” has the meaning set forth in Section 3.16(a).

“Seller Board” means the Board of Directors of Seller.

“Seller Common Stock” has the meaning set forth in Section 3.3(a).

“Seller Capitalization Date” has the meaning set forth in Section 3.03(a).

“Seller Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Seller Entity” and “Seller Entities” have the meaning set forth in the preamble to this Agreement.

“Seller ESOP” has the meaning set forth in the recitals.

“Seller Expenses” has the meaning set forth in Section 5.20.

“Seller Financial Advisor” has the meaning set forth in Section 3.15.

“Seller Loan” has the meaning set forth in Section 3.22(d).

“Seller Material Contract” has the meaning set forth in Section 3.13(a).

“Seller Recommendation” has the meaning set forth in Section 5.04(a).

“Seller Regulatory Agreement” has the meaning set forth in Section 3.14.

“Seller Representatives” has the meaning set forth in Section 5.10.

“Shareholder” and “Shareholders” have the meaning set forth in the recitals.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” has the meaning set forth in Section 1.02(a).

“Stock Purchase” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of Seller means, unless the context otherwise requires, any current or former Subsidiary of Seller and any Subsidiary of Seller Bank.

“Support Agreement” has the meaning set forth in the recitals.

“Surviving Entity” has the meaning set forth in Section 1.04.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise,

windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, or any liabilities with respect to escheat or unclaimed property, together with any interest, additions or penalties with respect to any of the foregoing and any interest in respect of such interest, additions, or penalties.

“Tax Distribution Statement Dispute” has the meaning set forth in Section 5.24(a)(iii).

“Tax Distribution Statement Objection” has the meaning set forth in Section 5.24(a)(ii).

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Transfer” means any sale, gift, pledge, transfer, hypothecation or other disposition.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 3.08(a).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 12.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.11 and ARTICLE VIII, of this Agreement.

Section 12.02 Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after obtaining the Shareholder Approval and the Buyer Meeting no amendment shall be made which by Law requires further approval by the shareholders of Buyer or Seller without obtaining such approval.

Section 12.03 Governing Law; Waiver of Right to Trial by Jury.

(a) This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Tennessee without regard for conflict of law provisions. The parties agree that any suit, action or proceeding brought by a party to enforce any provision of, or based on any matter arising out of in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Nashville, Tennessee. Each of the parties submit to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.03.

Section 12.04 Expenses. Except as otherwise provided in Section 7.02 or Section 5.20, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 12.05 Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank:	With a copy (which shall not constitute notice) to:

FB Financial Corporation. 211 Commerce Street, Suite 300 Nashville, Tennessee 37201 Attn: James R. Gordon (jgordon@firstbankonline.com) Will Martin (wmartin@firstbankonline.com)	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attn: Mark C. Kanaly (Mark.Kanaly@alston.com) Kyle G. Healy (Kyle.Healy@alston.com)

If to Seller Entity:	With a copy (which shall not constitute notice) to:

Clayton HC, Inc. 520 West Summit Hill Drive Knoxville, Tennessee 37902 Attn: James L. Clayton (Jim.Clayton@Claytonbank.com)

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Baker Donelson Center, Suite 800

211 Commerce Street

Nashville, TN 37201

Attn: Steven J. Eisen

(sjeisen@bakerdonelson.com)

Mark L. Miller

(mlmiller@bakerdonelson.com)

If to Clayton:	With a copy (which shall not constitute notice) to:

James L. Clayton c/o Clayton Bank and Trust 520 West Summit Hill Drive Knoxville, Tennessee 37902 Attn: James L. Clayton (Jim.Clayton@Claytonbank.com)

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Baker Donelson Center, Suite 800

211 Commerce Street

Nashville, TN 37201

Attn: Steven J. Eisen

(sjeisen@bakerdonelson.com)

Mark L. Miller

(mlmiller@bakerdonelson.com)

Section 12.06 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.11 and the Buyer Indemnified Parties’ rights under ARTICLE VIII, Buyer and Seller hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.12), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 12.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 12.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 12.09 Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d) Unless otherwise specified, the references to “Section” and “ARTICLE” in this Agreement are to the Sections and ARTICLES of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 12.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party,

and any purported assignment in violation of this Section 12.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.11 Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FB FINANCIAL CORPORATION

By:	/s/ Christopher T. Holmes
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

FIRSTBANK

By:	/s/ Christopher T. Holmes
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

CLAYTON HC, INC.

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman

CLAYTON BANK AND TRUST

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman

AMERICAN CITY BANK

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman

JAMES L. CLAYTON

By:	/s/ James L. Clayton
Name:	James L. Clayton

EXHIBIT A

Form of Bank Merger Agreement

PLAN OF BANK MERGER

This PLAN OF BANK MERGER (this “Agreement”) is made and entered into as of             , 2017, by and among FirstBank, a Tennessee state chartered banking institution with its main office located at 211 Commerce Street, Suite 300, Nashville, TN 37201 (“FirstBank”), Clayton Bank and Trust, a Tennessee state chartered banking institution with its main office located at 520 W. Summit Hill Drive, Suite 801, Knoxville, TN 37092 (“Clayton Bank”) and American City Bank, a Tennessee state chartered banking institution with its main office located at 340 West Lincoln St, Tullahoma, TN 37388 (“American City Bank”), to provide for the merger of Clayton Bank and American City Bank with and into FirstBank (the “Bank Merger”). FirstBank, Clayton Bank and American City Bank are referred to herein as the “Merging Banks.”

WHEREAS, pursuant to a Stock Purchase Agreement, dated as of January , 2017 (the “Stock Purchase Agreement”), by and among FB Financial Corporation, a Tennessee corporation (the “Company”), Clayton HC, Inc., a Tennessee corporation (“Clayton HC”), FirstBank, Clayton Bank, American City Bank and James L. Clayton, the Company purchased from Clayton HC all the outstanding shares of common stock of Clayton Bank and American City Bank (the “Stock Purchase”); and

WHEREAS, as a result of the Stock Purchase, Clayton Bank and American City Bank will become wholly owned subsidiaries of FirstBank; and

WHEREAS, the Stock Purchase Agreement contemplates the subsequent merger of Clayton Bank and American City Bank with and into FirstBank, with FirstBank as the surviving bank (the “Surviving Bank”); and

WHEREAS, the respective boards of directors of the Company, FirstBank, Clayton Bank and American City Bank have approved the Bank Merger, upon the terms and subject to the conditions set forth in this Agreement, and have determined that the Bank Merger and the other transactions contemplated by this Agreement are in the best interests of their respective shareholders.

NOW, THEREFORE, in consideration of the premises and of the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Merging Banks, intending to be legally bound, hereby make, adopt and approve this Agreement, and hereby prescribe the terms and conditions of the Bank Merger and the mode of effecting the Bank Merger as follows:

ARTICLE 1

TERMS OF BANK MERGER

Section 1.1 The Bank Merger.

(a) As a result of the Bank Merger, (i) each share of common stock of Clayton Bank and American City Bank, par value $25.00 per share and par value $362.092 per share,

respectively, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (ii) each share of capital stock of FirstBank, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time. For purposes of this Agreement, the Bank Merger shall become effective on the date and time specified in the articles of merger as filed with the Tennessee Secretary of State and the Tennessee Department of Financial Institutions (such time when the Bank Merger becomes effective, the “Effective Time”).

(b) At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Merging Banks and thereupon and thereafter all the property, rights, privileges, powers and franchises of each of the Merging Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. The deposit-taking offices of Clayton Bank and American City Bank shall be operated by the Surviving Bank, and the savings accounts issued by Clayton Bank and American City Bank shall be issued on the same terms by the Surviving Bank. In addition, any reference to either of the Merging Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merging Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Banks if the Bank Merger had not occurred.

Section 1.2 Name of Surviving Bank and Principal Office. The name of the Surviving Bank shall be “FirstBank.” The principal office of FirstBank shall continue to be 211 Commerce Street, Suite 300, Nashville, TN 37201 after the Effective Time. The branch offices of Clayton Bank, American City Bank and FirstBank will be operated as branch offices of the Surviving Bank immediately following the Effective Time.

Section 1.3 Charter. On and after the Effective Time, the Charter of FirstBank shall be the Charter of the Surviving Bank until amended in accordance with applicable law.

Section 1.4 Bylaws. On and after the Effective Time, the Bylaws of FirstBank shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.

Section 1.5 Directors and Officers. On and after the Effective Time, until changed in accordance with the Charter and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall be the directors of FirstBank immediately prior to the Effective Time and (ii) the officers of the Surviving Bank shall be the officers of FirstBank immediately prior to the Effective Time. The directors and officers of the Surviving Bank shall hold office in accordance with the Charter and Bylaws of the Surviving Bank.

Section 1.6 Capital of Surviving Bank. The amount of capital stock of the Surviving Bank authorized immediately following the Effective Time shall continue to be [●] shares of common stock, par value $[●] per share, and [●] shares of preferred stock, no par value per share, of which [●] shares of common stock are issued and outstanding as of the date hereof.

Section 1.7 Income Tax Treatment. Each party to this Agreement agrees to treat the Bank Merger for all income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended and hereby adopts this Agreement as a result of execution thereof as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties shall file a tax return or take any position with any taxing authority that is inconsistent with the tax treatment described in the preceding sentence.

Section 1.8 Offices. The offices of the Surviving Bank are set forth on Exhibit A.

ARTICLE II

MISCELLANEOUS

Section 2.1 Conditions Precedent. The respective obligations of each party pursuant to this Agreement shall be subject to the approval by (i) the respective Boards of Directors of Clayton Bank, American City Bank and FirstBank, (ii) the respective sole shareholder of Clayton Bank, American City Bank and FirstBank, (iii) the FDIC, (iv) the Tennessee Department of Financial Institutions (the “TDFI”), and (v) other regulatory authorities as applicable.

Section 2.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any applicable principles of conflicts of laws that would result in the application of the law of another jurisdiction.

Section 2.3 Counterparts. This Agreement may be executed (by facsimile or otherwise) by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 2.4 Amendments. To the extent permitted by the FDIC and the TDFI, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

Section 2.5 Successors. This Agreement shall be binding on the successors of Clayton Bank, American City Bank and FirstBank.

[Signature page follows]

IN WITNESS WHEREOF, FirstBank, Clayton Bank and Trust and American City Bank have caused this Plan of Bank Merger to be executed by their duly authorized officers as of the date first set forth above.

FIRSTBANK

ATTEST:

By:
Name:	James L. Gordon		Name:	Christopher T. Holmes
Title:	Chief Financial Officer		Title:	President and Chief Executive Officer

CLAYTON BANK AND TRUST

ATTEST:

By:
Name:			Name:
Title:			Title:

AMERICAN CITY BANK

ATTEST:

By:
Name:			Name:
Title:			Title:

EXHIBIT A

BANKING OFFICES OF THE RESULTING BANK

Main Office:

211 Commerce Street, Suite 300

Nashville, TN 37201

Branch Offices:

[To be provided]

EXHIBIT B

Form of Release

SELLER RELEASE

THIS RELEASE is entered into as of             , 2017 (the “Release”) by Clayton HC, Inc., a Tennessee corporation (“Seller”), in favor of FirstBank, a Tennessee commercial bank (“Buyer”), Clayton Bank & Trust, a Tennessee commercial bank (“Clayton Bank”), American City Bank, a Tennessee commercial bank (“American City Bank”, and, together with Clayton Bank, “Seller Banks”)1. Capitalized terms used herein without definition shall have the meanings provided therefor in the Purchase Agreement (as hereinafter defined).

W I T N E S S E T H

WHEREAS, Seller is a party to that certain Stock Purchase Agreement dated as of January     , 2017 (the “Purchase Agreement”) by and among FB Financial Corporation, a Tennessee corporation, Buyer, Seller, Clayton Bank & Trust, a Tennessee commercial bank (“Clayton Bank”), the Seller Banks, and James L. Clayton, a resident of Tennessee and a significant shareholder of Seller (“Clayton”);

WHEREAS, pursuant to the Purchase Agreement, Buyer purchased all of the issued and outstanding common stock of the Seller Banks from Seller (the “Stock Purchase”);

WHEREAS, Seller will enjoy substantial benefits from the consummation of the transactions contemplated by the Purchase Agreement; and

WHEREAS, the execution and delivery of this Release is a condition to the obligations of Buyer to consummate the Stock Purchase.

NOW, THEREFORE, in consideration of the provisions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby acknowledges and agrees as follows:

1. Release. Seller, without any other action being required to be taken, forever waives, releases and discharges the Seller Banks of and from any and all causes of actions, suits, debts, obligations, liabilities, proceedings, orders, damages, judgments, claims, demands and remedies of any nature, whether known or unknown, foreseeable or unforeseeable, liquidated or unliquidated, or insured or uninsured (collectively, “Claims”) that Seller has, has ever had or may hereafter have against the Seller Banks arising out of or relating to events occurring or circumstances existing prior to the Closing. Notwithstanding the foregoing, this Release shall not apply to (i) any obligations of the Seller Banks under or in connection with the Purchase Agreement or any of the documents executed and/or delivered in connection therewith or (ii) Claims exclusively related to Seller as a depositor or customer of the Seller Banks.

2. Further Acknowledgement. Seller acknowledges and warrants that it (a) has carefully read this Release with the opportunity and encouragement to seek the advice and consultation of independent legal counsel, and (b) fully understands that this Release is final and binding, that this Release is intended to release the Seller Banks from any and all Claims that Seller has, has ever had or may hereafter have against any of the Seller Banks, except as set forth in Section 1 above, and that this Release is fair.

[1]	James L. Clayton to enter into same form of release, which in addition to the exceptions provided in clause (i) and clause (ii) of Section 1 will include the following additional exception: “any indemnification or advancement of expenses that Clayton may be entitled to from the Seller Banks, in his capacity as an officer or director of the Seller Banks, pursuant to the relevant provisions of applicable state law and the charter and bylaws of the Seller Banks”.

3. Binding Nature. This Release shall be binding upon Seller and its successors and assigns.

4. Governing Law. The validity, interpretation, performance and enforcement of this Release shall be governed by and shall be construed and interpreted according to the laws of the State of Tennessee, without reference to any conflicts of law principles that would operate to make the internal laws of any other jurisdiction applicable.

5. Enforceability. If any provision of this Release shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of Seller as expressed in, and the benefits provided by, this Release or (b) if such provision cannot be so reformed, such provision shall be severed from this Release and an equitable adjustment shall be made to this Release (including addition of necessary further provisions to this Release) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Release.

6. Amendment. This Release may not be modified or amended except in a writing signed by the person or persons against whose interest such modification or amendment shall operate.

7. Counterparts. This Release may be executed in any number of counterparts, each of which shall be an original document and all of which together shall constitute one agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or e-mail of a PDF file containing a copy of an executed agreement (or signature page thereto), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[signature on the following page]

IN WITNESS WHEREOF, Seller has executed and delivered this Release Agreement as of the Effective Date.

CLAYTON HC, INC.

By:
Name:
Title:

EXHIBIT C

Form of Subordinated Note

FIRSTBANK

Unsecured Fixed-to-Floating Rate Subordinated Note Due [●], 2027

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND.

THIS OBLIGATION IS SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE OBLIGATIONS OF FIRSTBANK (THE “ISSUER”) TO ITS GENERAL AND SECURED CREDITORS AND IS UNSECURED. IT IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE ISSUER OR ANY OF ITS SUBSIDIARIES.

THE ISSUER MAY REQUIRE PRIOR WRITTEN CONSENT OF THE FEDERAL RESERVE IN ORDER TO PREPAY ANY PART OF THIS OBLIGATION.

THIS NOTE MAY BE SOLD ONLY IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS NOTE IS ISSUED SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, EXERCISE AND OTHER PROVISIONS SET FORTH HEREIN, AND THE NOTE REPRESENTED BY THIS INSTRUMENT MAY NOT BE TRANSFERRED OR EXERCISED EXCEPT IN COMPLIANCE WITH SUCH PROVISIONS. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH THE TERMS OF THIS NOTE WILL BE VOID.

ANY INSURED DEPOSITORY INSTITUTION WHICH SHALL BE A NOTEHOLDER OR WHICH OTHERWISE SHALL HAVE ANY BENEFICIAL INTEREST IN THIS NOTE SHALL BY ITS ACCEPTANCE HEREOF BE DEEMED TO HAVE WAIVED ANY RIGHT OF OFFSET WITH RESPECT TO THE INDEBTEDNESS EVIDENCED HEREBY.

Principal Amount:	$60,000,000

FirstBank

Unsecured Fixed-to-Floating Rate Subordinated Note Due [●], 2027

1. Payment.

(a) FirstBank, a Tennessee state chartered bank (the “Issuer”), for value received, hereby promises to pay to Clayton HC, Inc. (the “Noteholder”), the principal sum of Sixty Million Dollars (U.S.) ($60,000,000) plus accrued but unpaid interest on [●], 2027 (the “Maturity Date”) and to pay interest on such principal amount (i) at the fixed rate of 5.5% per annum (computed on the basis of a 360-day year of twelve 30-day months) from and including [●], 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided, to but excluding [●], 20221 or any early redemption date, and (ii) at the rate per annum equal to the greater of (A) three-month LIBOR rate plus 450 basis points (4.5%) (computed on the basis of a 360-day year of twelve 30-day months) and (B) 5.75%, from and including [●], 20222 to the Maturity Date or any early redemption date. Payments shall be paid or duly provided for monthly on the 1st of each month (“Interest Payment Dates”), commencing on [●], 2017, but excluding [●], 2017, until the principal hereof is paid or made available for payment.

(b) Any payment of principal of or interest on this Subordinated Note (this “Note”) that would otherwise become due and payable on a day which is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest shall accrue in respect of such payment for the period after such day. The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banks in the State of Tennessee are generally authorized or required by law or executive order to be closed.

(c) For purposes hereof:

(i) “Determination Date” with respect to an Interest Period for a floating rate payment will be the second London Banking Day preceding the first day of such Interest Period.

(ii) “Interest Period” for a floating rate payment means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date.

(iii) “LIBOR” with respect to an Interest Period for a floating rate payment will be the ICE Benchmark Administration London Interbank Offered Rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on the appropriate page of the Reuters Screen as of 11:00 a.m., London time, on the Determination Date. If such screen does not include such a rate or is unavailable on a Determination Date, the Issuer will request the

[1]	Five year anniversary.
[2]	Five year anniversary.

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principal London office of each of four major banks in the London interbank market, as selected by the Issuer, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Issuer will request each of three major banks in New York City, as selected by the Issuer, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

(iv) “London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

(v) “Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

(vi) “Reuters Screen” means the display page so designated on the Reuters service, or any successor source, a division of Thomson Reuters Corporation (“Reuters”), or its successor.

2. Subordination. The indebtedness of the Issuer evidenced by this Note shall be subordinate and junior in right of payment to the following, whether now outstanding or subsequently created, assumed or incurred (collectively, “Senior Indebtedness”): (a) all indebtedness of the Issuer for money borrowed, whether or not evidenced by bonds, debentures, securities, notes or other written instruments; (b) any deferred obligations of the Issuer for the payment of the purchase price of property or assets acquired other than in the ordinary course of business; (c) all obligations, contingent or otherwise, of the Issuer in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions; (d) any capital lease obligations of the Issuer; (e) all obligations of the Issuer in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar arrangements; (f) all obligations of the type referred to in clauses (a) through (e) of other persons for the payment of which the Issuer is responsible or liable as obligor, guarantor or otherwise; and (g) all obligations of the types referred to in clauses (a) through (f) of other persons secured by a lien on any property or asset of the Issuer; except “Senior Indebtedness” does not include (i) any obligation that by its terms is on parity with this Note, (ii) any indebtedness between the Issuer and any of its subsidiaries or Affiliates or (iii) the Junior Subordinated Indebtedness (as defined below).

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In the event of any insolvency, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Issuer, whether voluntary or involuntary, holders of Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on this Note. In the event of any such proceeding, after payment in full of all sums owing with respect to the Senior Indebtedness, the registered holder of this Note, together with the holders of any obligations of the Issuer ranking on a parity with this Note, shall be entitled to be paid from the remaining assets of the Issuer the unpaid principal thereof, and the unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any present or future obligations of the Issuer ranking junior to this Note (collectively, “Junior Subordinated Indebtedness”), which includes any obligation that by its terms is subordinated to this Note.

If there shall have occurred and be continuing (a) a default in any payment with respect to any Senior Indebtedness or (b) an event of default with respect to any Senior Indebtedness as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default shall have been cured or waived or shall have ceased to exist, no payments shall be made by the Issuer with respect to this Note. The provisions of this paragraph shall not apply to any payment with respect to which the immediately preceding paragraph of this Section 2 would be applicable.

Nothing herein shall impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note in accordance with its terms. Nothing herein shall act to prohibit, limit or impede the Issuer from issuing additional debt of the Issuer having the same rank as this Note or which may be junior or senior in rank to this Note.

3. Merger and Sale of Assets. The Issuer shall not merge into another entity or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

(a) the continuing entity into which the Issuer is merged or the person which acquires by conveyance or transfer or which leases the properties and assets of the Issuer substantially as an entirety shall be a corporation, association or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and any premium and interest on this Note according to its terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Issuer to be performed or observed; and

(b) immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

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4. Events of Default; Acceleration; Compliance Certificate. If any of the following events shall occur and be continuing (each an “Event of Default”):

(a) the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to the Issuer or all or substantially all of its property, or shall make an assignment for the benefit of creditors; or

(b) a court or other governmental agency or body having jurisdiction on the premises shall enter a decree or order for the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to the Issuer or all or substantially all of the property of the Issuer, or for the winding up of the affairs or business of the Issuer and such decree or order shall have remained in force for 60 days;

then, and in each such case, unless the principal of this Note already shall have become due and payable, the Noteholder, by notice in writing to the Issuer, may declare the principal amount of this Note to be due and payable immediately and, upon any such declaration the same shall become and shall be immediately due and payable. The Issuer waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices.

The Issuer, within 45 calendar days after the receipt of written notice from theNoteholder of the occurrence of an Event of Default with respect to this Note, shall mail to the Noteholder, at its addresses shown on in Section 10 below, such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice as certified by the Issuer in writing.

Prior to any acceleration of this Note, the Noteholder may waive any past Event of Default. In addition, the Noteholder may rescind a declaration of acceleration of this Note before any judgment has been obtained if (i) the Issuer pays all matured installments of principal of and interest on this Note (other than installments due by reason of acceleration) and interest on the overdue installments and (ii) all other Events of Default with respect to this Note have been cured or waived.

THIS NOTE MAY NOT BE REPAID PRIOR TO THE MATURITY DATE, WHETHER PURSUANT TO AN ACCELERATION UPON AN EVENT OF DEFAULT OR OTHERWISE, WITHOUT THE PRIOR WRITTEN APPROVAL OF THE FEDERAL RESERVE.

5. Failure to Make Payment. In the event of failure by the Issuer to make any required payment of principal or interest on this Note (and, in the case of payment of interest, such failure to pay shall have continued for 30 calendar days), the Issuer will, upon demand of the Noteholder, pay to the Noteholder the whole amount then due and payable on this Note for principal and interest (without acceleration), with interest on the overdue principal and interest at the rate borne by this Note, to the extent permitted by applicable law. If the Issuer fails to pay such amount upon such demand, the Noteholder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer.

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Upon the occurrence of a failure by the Issuer to make any required payment of principal or interest on this Note, the Issuer shall not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Issuer’s capital stock, (b) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Issuer that rank equal with or junior to this Note, or (c) make any payments under any guarantee that ranks equal with or junior to this Note, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of Issuer’s common stock; (ii) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of Issuer’s capital stock or the exchange or conversion of one class or series of Issuer’s capital stock for another class or series of Issuer’s capital stock; (iv) the purchase of fractional interests in shares of Issuer’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of Issuer’s common stock related to the issuance of common stock or rights under any of benefit plans for Issuer’s directors, officers or employees or any of Issuer’s dividend reinvestment plans.

6. Redemption or Repayment. The Issuer, in its discretion but subject to the prior written approval of the FDIC and the Tennessee Department of Financial Institutions, to the extent such prior approval is required, shall have the right to redeem or prepay this Note, in whole or in part, without premium or penalty, at any time on or after [●], 20223, and prior to the Maturity Date, on any Interest Payment Date at a price of 100% of the principal amount of this Note to be redeemed or prepaid on such date, plus interest accrued and unpaid to the date of redemption or prepayment. Any such redemption or prepayment shall be subject to receipt of any and all required regulatory approvals. In the case of any redemption or prepayment of this Note, the Issuer will give the Noteholder notice not less than 30 nor more than 60 calendar days prior to the redemption or prepayment date as to the aggregate principal amount to be redeemed or prepaid.

7. Payment Procedures. Payment of the principal and interest payable on the Maturity Date will be made by check, or by wire transfer in immediately available funds to a bank account in the United States designated by the Noteholder of this Note if such Noteholder shall have previously provided wire instructions to the Issuer, upon presentation and surrender of this Note at the Payment Office (as defined in Section 10 below) or at such other place or places as the Issuer shall designate by notice to the Noteholder as the Payment Office, provided that this Note is presented to the Issuer in time for the Issuer to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Maturity Date) shall be made by wire transfer in immediately available funds or check mailed to the registered Noteholder, as such person’s address appears in Section 10 below. To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal or interest on this Note not paid when due. All payments on this Note shall be applied first to accrued interest and then the balance, if any, to principal.

[3]	Five year anniversary.

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8. Form of Payment. Payments of principal and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

9. Transfer. This Note shall not be transferred or assigned by the Noteholder without the prior written consent of the Issuer, except that the Noteholder may assign or transfer this note to James L. Clayton of an Affiliate of James L. Clayton upon thirty (30) days’ advance notice to the Issuer and an agreement by James L. Clayton or such Affiliate to be bound by the terms of this Agreement in a form reasonably satisfactory to the Issuer. For purposes of this Note, “Affiliate” shall mean, with respect to any Person, an “affiliate” as defined in Rule 405 of the rules and regulations promulgated under the Securities Act.

10. Notices. All notices to the Issuer under this Note shall be in writing and addressed to the Issuer at FirstBank, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, or to such other address as the Issuer may notify to the Noteholder (the “Payment Office”). All notices to the Noteholder shall be in writing and sent by first-class mail to the Noteholder at Clayton HC, Inc., 520 West Summit Hill Drive, Knoxville, Tennessee 37902.

11. Absolute and Unconditional Obligation of the Issuer. No provisions of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

12. Waiver and Consent.

(a) Any consent or waiver given by the Noteholder of this Note shall be conclusive and binding upon the Noteholder and upon all future holders of this Note and of any Note issued upon the transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

(b) No delay or omission of the Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

(c) Any insured depository institution which shall be a Noteholder of this Note or which otherwise shall have any beneficial ownership interest in this Note shall, by its acceptance of such Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

13. Governing Law; Interpretation. This Note shall be governed by and construed in accordance with applicable federal law and the laws of the State of Tennessee, without regard to conflict of laws principles of said state. This Note is intended to meet the criteria for qualification of the outstanding principal as Tier 2 capital under the regulatory guidelines of the Board of Governors of the Federal Reserve System, and the terms hereof shall be interpreted in a manner to satisfy such intent.

14. Priority. This Note ranks pari passu, in the event of any insolvency proceeding, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt,

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marshaling of assets and liabilities or similar proceeding or any liquidation or winding up of the Issuer, with all other present or future unsecured subordinated debt obligations of the Issuer, except any unsecured subordinated debt that may be expressly stated to be senior to or subordinate to this Note.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and attested and its corporate seal to be hereunto affixed.

FIRSTBANK

By:
Name:
Title:

ATTEST:

CLAYTON HC, INC.

By:
Name:
Title:

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EXHIBIT D

Form of Amended and Restated Shareholder’s Agreement

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AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

BY AND BETWEEN

FB FINANCIAL CORPORATION,

JAMES W. AYERS,

JAMES L. CLAYTON

AND

CLAYTON HC, INC.

DATED AS OF [●], 2017

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TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	2

1.1.	Drafting Conventions; No Construction Against Drafter.	2

1.2.	Defined Terms.	2

SECTION 2.	REPRESENTATIONS AND WARRANTIES	4

2.1.	Representations and Warranties of the Shareholders.	4

2.2.	Representations and Warranties of Company.	5

SECTION 3.	BOARD MATTERS	6

3.1.	Board of Directors.	6

3.2.	Committees of the Board of Directors.	8

3.3.	Observation Rights.	8

3.4.	Additional Management Provisions.	9

3.5.	Company.	11

SECTION 4.	MISCELLANEOUS PROVISIONS	11

4.1.	Confidentiality.	11

4.2.	Reliance.	12

4.3.	Access to Agreement; Amendment and Waiver; Actions of the Board.	12

4.4	Notices.	12

4.5.	Counterparts.	13

4.6.	Remedies; Severability.	13

4.7.	Entire Agreement.	13

4.8.	Termination.	14

4.9.	Governing Law.	14

4.10.	Successors and Assigns; Beneficiaries.	14

4.11.	Consent to Jurisdiction; WAIVER OF JURY TRIAL.	14

4.12.	Further Assurances.	15

4.13.	Regulatory Matters.	15

4.14.	Inconsistent Agreements.	15

4.15.	Effectiveness of Agreement.	15

AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

This AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (as the same may be amended, modified or supplemented from time to time, the “Agreement”) is made as of [●], 2017 (the “Effective Time”) by and between FB Financial Corporation, a Tennessee corporation (the “Company”), James W. Ayers, an individual resident of the State of Tennessee (“Ayers”), James L. Clayton, an individual resident of the State of Tennessee (“James Clayton”), and Clayton HC, Inc., a Tennessee corporation (“Clayton HC,” and together with James Clayton, “Clayton,” and together with James Clayton and Ayers, the “Shareholders,” and each a “Shareholder”).

RECITALS

WHEREAS, in connection with the Company’s initial public offering (the “Initial Public Offering”) of its common stock, par value $1.00 per share (the “Common Stock”), the Company and Ayers entered into a Shareholders Agreement, dated September 15, 2016 (the “Original Agreement”);

WHEREAS, the Company has entered into that certain Stock Purchase Agreement, dated as of [●], 2017, by and among the Company, the Company’s wholly-owned banking subsidiary, FirstBank, James Clayton, Clayton HC and Clayton HC’s two wholly-owned banking subsidiaries, Clayton Bank & Trust and American City Bank (the “Clayton Banks”), pursuant to which FirstBank will acquire from Clayton HC all of the outstanding capital stock of the Banks (the “Clayton Acquisition”);

WHEREAS, James Clayton owns approximately 98% of the outstanding capital stock of Clayton HC and, as partial consideration for the Clayton Acquisition, the Company will issue 5,860,000 shares of Common Stock to Clayton HC, Inc. (the “Common Stock Consideration”) upon the consummation of the Clayton Acquisition;

WHEREAS, as an incentive for Clayton to consummate the Clayton Acquisition, the Company and Ayers desire to amend and restate the Original Agreement in its entirety as provided herein, effective upon the closing of Clayton Acquisition;

WHEREAS, the parties hereto agree upon the respective rights and obligations following the consummation of the Clayton Acquisition (the “Closing Date”) with respect to the securities of the Company now or hereafter outstanding and held by the Shareholders and certain corporate governance matters with respect to the Shareholders’ investment in the Company; and

WHEREAS, the Board of Directors of Company (the “Board of Directors”) has approved this amendment and restatement of the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Original Agreement in its entirety as follows:

SECTION 1.	DEFINITIONS

1.1. Drafting Conventions; No Construction Against Drafter.

(a) The headings in this Agreement are provided for convenience and do not affect its meaning. The words “include,” “includes” and “including” are to be read as if they were followed by the phrase “without limitation.” Unless specified otherwise, any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in such agreement. Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations. If any date specified in this Agreement as a date for taking action falls on a day that is not a business day, then that action may be taken on the next business day. Unless specified otherwise, the words “party” and “parties” refer only to a party named in this Agreement or one who joins this Agreement as a party pursuant to the terms hereof.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and there is to be no presumption or burden of proof or rule of strict construction favoring or disfavoring any party because of the authorship of any provision of this Agreement.

1.2. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Affiliate” means, with respect to any Person, an “affiliate” as defined in Rule 405 of the rules and regulations promulgated under the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble.

“Ayers” shall have the meaning set forth in the Preamble.

“Ayers Designee” shall have the meaning as set forth in Section 3.1(a)(i).

“beneficially own” shall have the meaning ascribed to such terms in Rule 13d-3 under the Exchange Act.

“Board of Directors” shall have the meaning set forth in the Recitals.

“Bylaws” shall mean Company’s amended and restated bylaws in effect as of the Closing Date, as amended from time to time.

“Charter” shall mean Company’s amended and restated articles of incorporation in effect as of the Closing Date, as amended from time to time.

“Clayton” shall have the meaning set forth in the Preamble.

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“Clayton Acquisition” shall have the meaning set forth in the Recitals.

“Clayton Designee” shall have the meaning set forth in Section 3.1(a)(ii).

“Clayton HC” shall have the meaning set forth in the Recitals.

“Clayton Termination Date” shall have the meaning set forth in Section 4.8(c).

“Closing Date” shall have the meaning set forth in the Recitals.

“Common Stock” shall have the meaning set forth in the Recitals, together with any shares of stock or other securities issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Common Stock Consideration” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble and shall include any successor thereto.

“Director” shall mean a member of the Board of Directors.

“Effective Time” shall have the meaning set forth in the Preamble.

“Equity Securities” shall have the meaning set forth in Section 3.5(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Group” means a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Initial Public Offering” shall have the meaning set forth in the Recitals.

“James Clayton” shall have the meaning set forth in the Recitals.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority and shall include, for the avoidance of any doubt, the Tennessee Business Corporation Act and the listing or other standards of any applicable stock exchange

“Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by Law and, in the case of any action by Company that requires a vote or other action on the part of the Board of Directors, to the extent such action is consistent with the fiduciary duties that the Board of Directors may have in such capacity) necessary or desirable to cause such result, including (i) attending meetings in person or by proxy for purposes of obtaining a quorum, (ii) voting or providing a written consent or proxy with respect to Shares, (iii) causing the adoption of resolutions and amendments to the organizational

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documents of Company, (iv) executing agreements and instruments and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Permanent Disability” shall mean, with respect to either Shareholder, the inability of such Shareholder, as reasonably determined by the Company, to perform, in the case of Ayers, the essential functions of his regular duties and responsibilities under this Agreement or, in the case of Clayton, the essential functions of a Director, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of twelve (12) consecutive months. At the request of the applicable Shareholder or his personal representative, the determination by the Company that the Permanent Disability of such Shareholder has occurred shall be certified by a physician mutually agreed upon by such Shareholder, or his personal representative, and the Company.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).

“Regulatory Consent” shall mean the written approval or confirmed non-objection by an official of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Atlanta that the Depository Institution Management Interlocks Act and its implementing regulations do not prohibit Clayton from service as a Director or from designating a representative or nominee Director in accordance with this Agreement.

“Removal Notice” shall have the meaning as set forth in Section 3.1(c)(i).

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations thereunder.

“Shareholder” and “Shareholders” shall have the meanings set forth in the Preamble.

“Shares” shall mean, at any time, (i) any shares of Common Stock and (ii) any other equity securities now or hereafter issued by Company, together with any options thereon and any other shares of stock or other securities issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Total Number of Directors” shall have the meaning as set forth in Section 3.1(a)(i).

SECTION 2.	REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Shareholders.

(a) Ayers hereby individually represents, warrants and covenants to Company as follows: (i) Ayers has full legal capacity to enter into this Agreement and perform its

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obligations hereunder; (ii) this Agreement constitutes the valid and binding obligation of Ayers enforceable against Ayers in accordance with its terms; and (iii) the execution, delivery and performance by Ayers of this Agreement does not and will not: (A) violate any Law, rules or regulations of the United States or any state or other jurisdiction applicable to Ayers, or require Ayers to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (B) constitute a breach of or default under any material agreement to which Ayers is a party.

(b) James Clayton hereby individually represents, warrants and covenants to Company as follows: (i) James Clayton has full legal capacity to enter into this Agreement and perform its obligations hereunder; (ii) this Agreement constitutes the valid and binding obligation of James Clayton enforceable against James Clayton in accordance with its terms; and (iii) the execution, delivery and performance by James Clayton of this Agreement does not and will not: (A) violate any Law, rules or regulations of the United States or any state or other jurisdiction applicable to James Clayton, or require James Clayton to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (B) constitute a breach of or default under any material agreement to which James Clayton is a party.

2.2. Representations and Warranties of Clayton HC and the Company.

(a) Clayton HC hereby represents, warrants and covenants to Company as follows: (i) Clayton HC has full corporate power and authority to enter into this Agreement and perform its obligations hereunder; (ii) this Agreement constitutes the valid and binding obligation of Clayton HC enforceable against it in accordance with its terms; and (iii) the execution, delivery and performance by Clayton HC of this Agreement does not and will not: (A) violate any Law, rules or regulations of the United States or any state or other jurisdiction applicable to Clayton HC, or require Clayton HC to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (B) result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Clayton HC is a party or by which the property of Clayton HC is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of Clayton HC.

(b) Company hereby represents, warrants and covenants to each Shareholder as follows: (i) Company has full corporate power and authority to enter into this Agreement and perform its obligations hereunder; (ii) this Agreement constitutes the valid and binding obligation of Company enforceable against it in accordance with its terms; and (iii) the execution, delivery and performance by Company of this Agreement does not and will not: (A) violate any Law, rules or regulations of the United States or any state or other jurisdiction applicable to Company, or require Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (B) result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement,

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contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Company is a party or by which the property of Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of Company.

SECTION 3.	BOARD MATTERS

3.1. Board of Directors. Effective as of the Closing Date:

(a) Rights to Designate. Each Shareholder hereby agrees to vote, or cause to be voted, all of its Shares, at any annual or special meeting, by written consent, or otherwise, and will take all Necessary Actions within the Shareholder’s control, and Company will take all Necessary Actions within its control, to cause the authorized number of directors on the Board of Directors to be established and remain between 7 and 9, with such number approved pursuant to the Bylaws and Charter, and to elect or appoint or cause to be elected or appointed to the Board of Directors and cause to be continued in office (subject to Section 4.8):

(i) a number of designees of Ayers determined as follows: (A) up to a majority of the total number of directors comprising the Board of Directors (the “Total Number of Directors”), so long as Ayers beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of Common Stock; (B) up to 40% of the Total Number of Directors, in the event that Ayers beneficially owns, directly or indirectly, more than 40%, but less than or equal to 50%, of the then outstanding shares of Common Stock; (C) up to 30% of the Total Number of Directors, in the event that Ayers beneficially owns, directly or indirectly, more than 30%, but less than or equal to 40%, of the then outstanding shares of Common Stock; (D) up to 20% of the Total Number of Directors, in the event that Ayers beneficially owns, directly or indirectly, more than 20%, but less than or equal to 30%, of the then outstanding shares of Common Stock; (E) up to 10% of the Total Number of Directors, in the event that Ayers beneficially owns, directly or indirectly, at least 5% of the then outstanding shares of Common Stock; and (F) no directors in the event that Ayers beneficially owns, directly or indirectly, less than 5% of the then outstanding shares of Common Stock. For purposes of calculating the number of directors that Ayers is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., 1 1⁄4 Directors shall equate to two Directors) and any such calculations shall be made on a pro forma basis, including, for the avoidance of doubt, taking into account any increase in the size of the Board of Directors. In the event that Ayers has nominated less than the total number of designees that Ayers shall be entitled to nominate pursuant to this Section 3.1(a), Ayers shall have the right, at any time, to nominate such additional designees to which he is entitled, in which case, the Board of Directors shall take all Necessary Action to (x) increase the size of the Board of Directors as required to enable Ayers to so nominate such additional designees and (y) designate such additional designees nominated by Ayers to fill such newly-created vacancies. Each such designee whom Ayers shall actually nominate pursuant to this Section 3.1(a)(i) and is thereafter elected to the Board of Directors to serve as a Director shall be referred to herein as an “Ayers Designee”;

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(ii) if (A) the Regulatory Consent has been obtained for such designation rights and (B) such designation is not otherwise prohibited by any applicable law, including but not limited to the Depository Institution Management Interlocks Act and its implementing regulations, a designee of James Clayton, which designee shall initially be James Clayton and, if James Clayton is unable or unwilling to serve as a Director, such designee shall be a designee that is reasonably acceptable to the Board and would qualify as an independent Director and shall initially be designated no later than thirty days following the closing of the Clayton Acquisition (as determined in accordance with applicable NYSE rules and the Company’s corporate governance guidelines) (such designee whom James Clayton shall actually nominate pursuant to this Section 3.1(a)(ii) and is thereafter elected to the Board of Directors to serve as a Director shall be referred to herein as a “Clayton Designee”);

(iii) the chief executive officer of Company and its subsidiaries, who initially shall be Christopher T. Holmes, shall serve on the Board of Directors of the Company; and

(iv) each additional designee shall be filled as provided in the Charter and Bylaws.

Company shall cause the individuals designated in accordance with this Section 3.1(a) to be nominated for election to the Board of Directors, shall solicit proxies in favor thereof, and at each meeting of the shareholders of Company at which directors of Company are to be elected, shall recommend that the shareholders of Company elect to the Board of Directors each such individual nominated for election at such meeting.

(b) Initial Ayers Designees. The initial Ayers Designees pursuant to the provisions of Section 3.1(a)(i) of this Agreement shall be Ayers, Orrin H. Ingram, Stuart C. McWhorter, William F. Andrews and Agenia Clark. Any remaining undesignated Ayers Designees shall be designated by Ayers at such time as they shall determine.

(c) Removal and Replacement of Ayers Designees.

(i) Ayers may remove an Ayers Designee by sending a written notice to Company’s Secretary stating the name of the designee to be removed from the Board of Directors (the “Removal Notice”) and, upon receipt of such notice by Company’s Secretary, such designee shall be deemed to have resigned from the Board of Directors (and such a designee shall only be removed in such manner).

(ii) If at any time any Ayers Designee ceases to serve on the Board of Directors (whether due to death, disability, resignation, removal or otherwise), Ayers shall designate or nominate a successor to fill the vacancy created thereby on the terms and subject to the conditions of Section 3.1(a) of this Agreement, and

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the Company will take all Necessary Actions within its control, to cause the designated successor to be elected to fill such vacancy. In the event that Ayers does not, pursuant to Section 3.1(a) of this Agreement, have the right to designate an individual to fill such vacancy, then such vacancy shall be filled as provided in the Charter and the Bylaws.

(d) Removal and Replacement of Clayton Designee. Following receipt of the Regulatory Consent and for so long as James Clayton has the right to designate a Clayton Designee:

(i) James Clayton may remove a Clayton Designee by sending a Removal Notice with respect to the Clayton Designee and, upon receipt of such notice by Company’s Secretary, such designee shall be deemed to have resigned from the Board of Directors (and such a designee shall only be removed in such manner).

(ii) If at any time any Clayton Designee ceases to serve on the Board of Directors (whether due to death, disability, resignation, removal or otherwise), James Clayton shall designate or nominate a successor to fill the vacancy created thereby no later than thirty days following such vacancy on the terms and subject to the conditions of Section 3.1(a) of this Agreement, and the Company will take all Necessary Actions within its control, to cause the designated successor to be elected to fill such vacancy. In the event that James Clayton does not, pursuant to Section 3.1(a) of this Agreement, have the right to designate an individual to fill such vacancy, then such vacancy shall be filled as provided in the Charter and the Bylaws.

(e) Expenses. Each Director shall be entitled to reimbursement from Company for his or her reasonable out-of-pocket expenses (including travel) incurred in attending any meeting of the Board of Directors or any committee thereof or governing body of any subsidiary of Company or any committee thereof.

3.2. Committees of the Board of Directors. For so long as the Company qualifies as a “controlled company” under applicable listing standards and subject to applicable Law, Ayers shall have the right, but not the obligation, to designate (a) a majority of the members of any Nominating and Corporate Governance Committee or similar committee of the Board of Directors and (b) up to two members of any Compensation Committee or similar committee of the Board of Directors. In the event that the Company no longer qualifies as a “controlled company” under applicable listing standards, Ayers shall continue to have the right to designate at least one member of each such committee of the Board of Directors for so long as permitted under applicable Law; provided, however, Ayers shall cease to have such right to designate a committee member in the event that Ayers ceases to have the right to designate a Director pursuant to Section 3.1(a) of this Agreement.

3.3. Observation Rights. If the Regulatory Consent is not received, during the period prior to the Clayton Termination Date, the Company shall invite a designee of James Clayton, which designee shall be reasonably acceptable to the Board and shall initially be James Clayton,

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to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such designee copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such designee shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such designee from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

3.4. Additional Management Provisions.

(a) The Shareholders and Company hereby agree, notwithstanding anything to the contrary in any other agreement or at law or in equity, that, to the maximum extent permitted by Law, when a Shareholder takes any action under this Agreement to give or withhold its consent, such Shareholder shall have no duty (fiduciary or other) to consider the interests of Company and may act exclusively in its own interest in its capacity as a Shareholder and shall have only the duty to act in good faith; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement.

(b) The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of Company’s Bylaws. Each of the parties covenants and agrees to take all Necessary Actions within its control to ensure that the Charter and Bylaws do not, at any time, conflict with the provisions of this Agreement.

(c) For so long as Company qualifies as a “controlled company” under the applicable listing standards then in effect, Company will elect to be a “controlled company” for purposes of such applicable listing standards, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. Company and the Shareholders acknowledge and agree that, as of the date of this Agreement, Company is a “controlled company.” After Company ceases to qualify as a “controlled company” under applicable listing standards then in effect, Ayers acknowledges that a sufficient number of its designees will be required to qualify as “independent directors” to ensure that the Board of Directors complies with such applicable listing standards in the time periods required by the applicable listing standards then in effect, and shall discuss and use commercially reasonable efforts to agree upon appropriate changes to their designees consistent with the foregoing.

3.5. Standstill Agreement.

(a) Except as provided herein or as otherwise consented to by the Company, Clayton covenants and agrees that, from and after the date hereof, it shall not, and it shall cause each of its Affiliates not to, singly or as part of a Group, directly or indirectly:

(i) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the beneficial ownership of any additional securities of the Company (or any warrants, options, or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any securities of the Company) that would result in Clayton beneficially owning in excess of the number of voting securities of the Company issued to Clayton in the Clayton Acquisition, plus 5% of such number of voting securities;

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(ii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any securities of the Company or become a “participant” in any “election contest” (as such terms are defined in the Exchange Act) with respect to the Company;

(iii) form, join, or knowingly encourage, or participate in any way in the formation of any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any shares of Common Stock (except for clarification to the extent any such group could be deemed formed with respect to this Agreement or any conduct by the Stockholders contemplated hereunder or thereunder);

(iv) except as contemplated by this Agreement, grant or agree to grant any proxy or other voting power to any Person other than the Company or other Persons designated by the Company to vote at any meeting of the stockholders of the Company, or deposit any shares of Common Stock into a voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting thereof;

(v) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or otherwise, or induce or attempt to induce any other person to initiate any stockholder proposal;

(vi) except as contemplated by this Agreement, seek election to or seek to place a representative on the Board of the Company or seek removal of any member of the Board;

(vii) (A) solicit, seek to effect, negotiate with or provide any information to any other person with respect to, (B) make any public statement or proposal, whether written or oral, to the Board or any director or officer of the Company with respect to, or (C) make any public announcement or proposal whatsoever with respect to, any form of business combination transaction involving the Company (other than as contemplated by the Merger Agreement), including, without limitation, a merger, exchange offer, or sale of substantially all the assets or liquidation of the Company, or any restructuring, recapitalization or similar extraordinary transaction with respect to the Company;

(viii) seek publicly to have called any special meeting of the stockholders of the Company;

(ix) seek publicly to have the Company waive, amend or modify any of the provisions contained in this Section 3.5;

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(x) publicly disclose or announce any intention, plan or arrangement to do any of the foregoing; or

(xi) advise, assist, instigate or encourage any third party to do any of the foregoing.

provided, however, that this Section 3.5 of this Agreement shall not (i) prohibit or restrict any action taken by any Director, including any Clayton Designee, as members of the Board of Directors in such capacity, (ii) prevent, restrict, encumber or in any way limit the exercise of the fiduciary rights and obligations of any Clayton Designee as a member of the Board to take any action or make any statement at any meeting of the Board or any committee thereof, or otherwise to act, in each case, in their capacity as members of the Board; or (iii) apply to or restrict any discussions or other communications between or among: the Clayton Designee and the directors, officers or employees of the Company or its subsidiaries; the Clayton Designee and the directors, members, officers, employees or agents of Clayton HC or any affiliate of Clayton.

(b) Subject to Section 3.5(c) of this Agreement, the provisions of this Section 3.5 shall survive this Agreement until the Clayton Termination Date.

(c) The provisions of Section 3.5(a) and 3.5(b) of this Agreement shall no longer be in force and effect if, after the date hereof, (a) any person (other than Ayers or Ayer’s Affiliates or heirs and assigns) (i) becomes the beneficial owner of 50% or more of the outstanding equity securities of the Company entitled to vote in the normal course in the election of the Board of Directors (“Equity Securities”) or (ii) commences a tender or exchange offer which, if consummated, would make such person (or any of its affiliates) the beneficial owner of 50% or more of the Equity Securities and the Board of the Directors of the Company does not, within 10 business days after the commencement of such offer (or at any time thereafter at which it publicly takes a position with respect to such offer), recommend against stockholders tendering their shares in such offer or (b) the Company enters into a definitive agreement with a third party to effectuate a sale (including by way of a merger) of 50% or more of the consolidated assets of the Company and its wholly-owned subsidiaries or 50% or more of the voting equity of the Company.

3.6. Company. Company will not give effect to any action by a Shareholder which is in contravention of this Section III.

SECTION 4.	MISCELLANEOUS PROVISIONS

4.1. Confidentiality. Each Shareholder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in Company and its subsidiaries, any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of any confidentiality obligation by such Shareholder or its Affiliates), (b) is or has been independently developed or conceived by such Shareholder without use of Company’s confidential information or (c) is or has been made known or disclosed to such Shareholder by a third party (other than an Affiliate of the Shareholder) without a breach of any confidentiality obligations such third party may have to Company that is known to such Shareholder;

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provided, that, a Shareholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from the Shareholder as long as such prospective purchaser agrees to be bound by the provisions of this Section 4.1 as if a Shareholder, (iii) to any Affiliate, partner, member, limited partners, prospective partners or related investment fund of such Shareholder and its directors, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are subject to a customary confidentiality and non-disclosure obligation), (iv) as may be reasonably determined by the Shareholder to be necessary in connection with such Shareholder’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries, or (v) as may otherwise be required by Law or legal, judicial or regulatory process, provided that such Shareholder takes reasonable steps to minimize the extent of any required disclosure described in this clause (v); and provided, further, that the acts and omissions of any Person to whom such Shareholder may disclose confidential information pursuant to clauses (i) through (iii) of the preceding proviso shall be attributable to such Shareholder for purposes of determining such Shareholder’s compliance with this Section 4.1.

4.2. Reliance. Each covenant and agreement made by a party in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the Closing Date regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns.

4.3. Access to Agreement; Amendment and Waiver; Actions of the Board. Any party may waive in writing any provision hereof intended for its benefit, provided, that, in the case of any waiver by Company, such waiver is consented to in writing by each Shareholder; provided, however, that if any Shareholder dies, is Permanently Disabled or ceases to own 5% or more of the outstanding shares of Common Stock then such Shareholder’s consent shall not be required for any waiver. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. This Agreement may be amended with the prior written consent of the Company and each Shareholder; provided, however, that if any Shareholder dies, is Permanently Disabled or ceases to own 5% or more of the outstanding shares of Common Stock this Agreement may be amended without such Shareholder’s consent.

4.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service, or delivered to the applicable party at the respective address indicated below:

If to Company:

FB Financial Corporation

211 Commerce Street, Suite 300

Nashville, TN 37201

Attn: General Counsel

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If to Ayers:

Ayers Asset Management

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

Attn: James W. Ayers, President

If to Clayton:

James L. Clayton

c/o Clayton Bank and Trust

520 West Summit Hill Drive

Knoxville, Tennessee 37902

Attn: James L. Clayton

All such notices, requests, demands and other communications shall, when mailed, telegraphed or sent, respectively, be effective (i) two days after being deposited in the mail or (ii) one day after being deposited with the express overnight courier service, respectively, addressed as aforesaid.

4.5. Counterparts. This Agreement may be executed in two or more counterparts, and delivered via facsimile, .pdf or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

4.6. Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any party will result in irreparable injury to the other parties, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance or injunctive relief (to the extent permitted at law or in equity). If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein are not to be in any way impaired thereby, it being intended that all of the rights and privileges of the parties be enforceable to the fullest extent permitted by Law.

4.7. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement as to the subject matter hereof and, together with the Bylaws and the Charter, intended to be complete and exclusive statement of the agreement and understanding of the parties with respect to that subject matter, and supersedes all prior agreements and undertakings among the parties hereto with regard to such subject matter.

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4.8. Termination.

(a) This Agreement shall terminate (a) if the Clayton Acquisition is not consummated by [●], or (b) on the date that each Shareholder has either died, is Permanently Disabled or beneficially owns less than 5% of the outstanding shares of Common Stock.

(b) The designation rights of Ayers in Section 3.1(a)(i) shall terminate upon the earlier of the death or the Permanent Disability of Ayers or the date that Ayers beneficially owns less than 5% of the outstanding shares of Common Stock.

(c) The designation rights of Clayton in Section 3.1(a)(ii) and observation rights in Section 3.3 shall each terminate upon the earlier of (i) the death or the Permanent Disability of James Clayton, (ii) the date that James Clayton beneficially owns less than 5% of the outstanding shares of Common Stock or (iii) [●]1 (such earlier date, the “Clayton Termination Date”).

4.9. Governing Law. This Agreement is to be construed and enforced in accordance with the laws of the State of Tennessee, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

4.10. Successors and Assigns; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and assigns of the parties as contemplated herein, and shall also apply to any Common Stock acquired by either Shareholder after the date hereof; provided, that neither this Agreement nor any right arising under this Agreement may be assigned by any party hereto without the prior written consent of the Company and each Shareholder, and any attempted assignment, without such consent, will be null and void; provided, however, that if any Shareholder dies, is Permanently Disabled or ceases to own 5% or more of the outstanding shares of Common Stock the consent of such Shareholder shall not be required. Any successor to Company by way of merger or otherwise must specifically agree to be bound by the terms hereof as a condition of such succession.

4.11. Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a) Each of the parties hereto irrevocably and unconditionally consents to the sole and exclusive jurisdiction of the state and federal courts located in Nashville, Tennessee to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to or in connection with this Agreement or the negotiation, breach, validity, termination or performance hereof and thereof or the transactions contemplated hereby and thereby and agrees that it will not bring any such action in any court other than the federal or state courts located in Nashville, Tennessee. Each party further irrevocably waives any objection to proceeding in such courts based upon lack of personal jurisdiction or to the laying of venue in such courts and further irrevocably and unconditionally waives and agrees not to make a claim that such courts are an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given as provided in Section 4.4 of this Agreement. Each of the parties hereto

[1]	Three year anniversary of the Closing Date.

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agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto. The choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment of a Tennessee federal or state court, or the taking of any action under this Agreement to enforce such a judgment, in any other appropriate jurisdiction.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO OR IN CONNECTION HEREWITH OR THE NEGOTIATION, BREACH, VALIDITY, TERMINATION OR PERFORMANCE HEREOF AND THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. FURTHER, (I) NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY SUCH ACTION AND (II) NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 4.11. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

4.12. Further Assurances. At any time or from time to time after the Closing Date, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

4.13. Regulatory Matters. Company shall and shall cause its subsidiaries to keep the Shareholders informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving Company or any of its subsidiaries, so that each Shareholder and his respective Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

4.14. Inconsistent Agreements. Neither Company nor the Shareholders shall enter into any agreement or side letter with, or grant any proxy to, the Shareholders, Company or any other Person (whether or not such proxy, agreements or side letters are with holders of Common Stock that are not parties to this Agreement or otherwise) that conflicts with the provisions of this Agreement or which would obligate such Person to breach any provision of this Agreement.

4.15. Effectiveness of Agreement. Upon the consummation of the Clayton Acquisition, this Agreement shall thereupon be deemed to be in effect.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties are signing this Amended and Restated Shareholders Agreement as of the date first set forth above.

COMPANY:

FB FINANCIAL CORPORATION

By:
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

SHAREHOLDERS:

JAMES W. AYERS

By:

JAMES L. CLAYTON

By:

CLAYTON HC, INC.

By:
Name:
Title:

[Signature page to Amended and Restated Shareholders Agreement]

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